Exhibit (b)(1)

EXECUTION VERSION

DATED 12 APRIL 2013

FOR

ACORN B.V.

ARRANGED BY

BANC OF AMERICA SECURITIES LIMITED

CITIGROUP GLOBAL MARKETS LIMITED

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(TRADING AS RABOBANK INTERNATIONAL, LONDON BRANCH)

MORGAN STANLEY BANK INTERNATIONAL LIMITED

AS JOINT GLOBAL COORDINATORS AND BOOKRUNNERS

BANC OF AMERICA SECURITIES LIMITED

CITIGROUP GLOBAL MARKETS LIMITED

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(TRADING AS RABOBANK INTERNATIONAL, LONDON BRANCH)

MORGAN STANLEY BANK INTERNATIONAL LIMITED

AS MANDATED LEAD ARRANGERS

WITH

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(TRADING AS RABOBANK INTERNATIONAL)

ACTING AS AGENT

AND

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

(TRADING AS RABOBANK INTERNATIONAL)

ACTING AS SECURITY AGENT

EUR3,300,000,000

SENIOR FACILITIES AGREEMENT

- i-

35. Conduct of Business by the Finance Parties	205
36. Sharing among the Finance Parties	206
37. Payment Mechanics	208
38. Set-Off	212
39. Notices	213
40. Calculations and Certificates	216
41. Partial Invalidity	216
42. Remedies and Waivers	216
43. Amendments and Waivers	217
44. Confidentiality	226
45. Counterparts	230
46. Governing Law	231
47. Enforcement	231

- ii-

THIS AGREEMENT is dated 12 April 2013 and made between:

(1)	ACORN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the chamber of commerce under number 57584281 (the “Parent”);

(2)	OAK LEAF B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the chamber of commerce under number 57585083 (the “Company”);

(3)	BANC OF AMERICA SECURITIES LIMITED, CITIGROUP GLOBAL MARKETS LIMITED, MORGAN STANLEY BANK INTERNATIONAL LIMITED and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS “RABOBANK INTERNATIONAL, LONDON BRANCH”) as joint global coordinators and bookrunners (the “Joint Global Coordinators and Bookrunners”);

(4)	BANC OF AMERICA SECURITIES LIMITED, CITIGROUP GLOBAL MARKETS LIMITED, MORGAN STANLEY BANK INTERNATIONAL LIMITED and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS “RABOBANK INTERNATIONAL, LONDON BRANCH”) as mandated lead arrangers (whether acting individually or together with the Joint Global Coordinators and Bookrunners the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(6)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL) as agent of the other Finance Parties (the “Agent”); and

(7)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL) as security trustee for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“1992 ISDA Master Agreement” means the Master Agreement (Multicurrency - Cross Border) as published by the International Swaps and Derivatives Association, Inc.

“2002 ISDA Master Agreement” means the 2002 Master Agreement as published by the International Swaps and Derivatives Association, Inc.

“Acceleration Event” means the occurrence of any of the events specified in Clause 28.15 (Acceleration).

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any other bank or financial institution approved by the Agent; or

(c)	for the purposes of the definition of “Cash” in Clause 1.1 (Definitions) and Clause 27.26 (Cash and bank accounts) only, those banks and financial institutions identified in Schedule 14 (Acceptable Banks).

“Acceptance Level” means the aggregate of:

(a)	the level of acceptance for Target Shares (in percentage) the Company has received in connection with the Offer; and

(b)	the Target Shares (in percentage) directly or indirectly owned by the Company at the relevant time,

and excluding any Target Shares held by the Target.

“Accession Deed” means a document substantially in the form set out in Schedule 7 (Form of Accession Deed).

“Accountants’ Report” means the report by Ernst & Young LLP dated on or about the date of this Agreement relating to the Target Group and addressed to, and/or capable of being relied upon, by the Reliance Parties.

“Accounting Principles” means IFRS.

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by the Company of the Target Shares by means of the Acquisition Agreement, on market purchases, the Offer and the Squeeze Out Procedure.

“Acquisition Agreement” means the agreement among JAB, Acorn Holdings B.V., the Parent and the Company pursuant to which 89,532,998 Target Shares previously held by JAB, which shares constitute as of the date hereof approximately 15.05% of the issued and outstanding share capital of the Target, have been contributed by JAB to Acorn Holdings B.V., and which Target Shares will, subject to the Settlement (as defined in the Merger Protocol), on the Settlement Date (as defined in the Merger Protocol), subsequently be contributed by Acorn Holdings B.V. to the Parent followed by a contribution by the Parent to the Company.

“Acquisition Costs” means all fees, costs, premiums, break costs, close out costs and expenses, stamp, registration and other Taxes incurred by the Parent, the Company or any other member of the Group in connection with the Acquisition or the Transaction Documents, including any of the same incurred in connection with a change of control of the Target Group.

“Acquisition Purpose” means any of the purposes set out in paragraph (a) of Clause 3.1 (Purpose).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to that term in Schedule 4 (Mandatory Cost formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Amsterdam foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Holding Company Articles” means the articles of association (statuten) of Acorn Holding B.V. substantially in the form of the draft provided to the Agent pursuant to Part IA of Schedule 2 (Conditions Precedent).

“Agreed Security Principles” means the principles set out in Schedule 12 (Agreed Security Principles).

“Ancillary Commencement Date” means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period for the Revolving Facility.

“Ancillary Commitment” means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

“Ancillary Document” means each document evidencing the terms of an Ancillary Facility.

“Ancillary Facility” means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Lender” means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

“Ancillary Outstandings” means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on-demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate principal exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

“Annual Financial Statements” has the meaning given to that term in Clause 25 (Information Undertakings).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and the Company.

“Auditors” means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Credit Balance” means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility or with any Affiliate of that Ancillary Lender, in each case to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

“Availability Period” means:

(a)	in relation to each Term Facility, the period from and including the date of this Agreement to and including the earlier to occur of:

(i)	the Final Settlement Date;

(ii)	the Merger Protocol is terminated;

(iii)	1 November 2013; and

(iv)	the lapse or the withdrawal of the Offer;

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling one month prior to the Termination Date in respect of the Revolving Facility.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate’s) Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the Base Currency Amount of its (and its Affiliate’s) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation under the Revolving Facility only, the following amounts shall not be deducted from that Lender’s Revolving Facility Commitment:

(i)	that Lender’s participation in any Revolving Facility Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender’s (and its Affiliate’s) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Case Model” means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group (for these purposes assuming completion of the Acquisition) together with the written business plan in agreed form.

“Base Currency” means euro.

“Base Currency Amount” means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit) at six-monthly intervals; and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Parent or a Borrower pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR, the principal London offices of Bank of America, N.A., Citibank, N.A., BNP Paribas, Deutsche Bank AG, HSBC plc and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International, London Branch) and, in relation to EURIBOR, the principal office in London of Bank of America, N.A., Citibank, N.A., BNP Paribas, Deutsche Bank AG, HSBC plc and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as “Rabobank International, London Branch”) or such other banks as may be appointed by the Agent in consultation with the Parent.

“Borrower” means the Company or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

“Borrowings” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Break Costs” means the amount (if any) by which:

(a)	the interest excluding the Margin and Mandatory Cost (if any) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Budget” means:

(a)	in relation to any period ending on 31 December 2013, the Base Case Model in agreed form to be delivered by the Parent to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Parent to the Agent in respect of that period pursuant to Clause 25.4 (Budget).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Amsterdam and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Capital Expenditure” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) (A) secured in favour of a Finance Party in respect of liabilities under a Finance Document or (B) credited to an account in the name of a member of the Group with an Acceptable Bank or (C) held by an Acceptable Bank on behalf of a member of the Group and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled (subject to the aforementioned security) and for so long as:

(a)	subject in the case of (A) to that security, that cash is repayable or capable of being repaid within 30 days after the relevant date of calculation or is on deposit for a period of no longer than 12 months;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group (other than indebtedness under the Finance Documents) or of any other person whatsoever or on the satisfaction of any other condition (other than (i) conditions imposed under the Finance Documents or (ii) the giving of administrative notices within the control of a member of the Group);

(c)	there is no Security over that cash except for Transaction Security or any Permitted Security constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements or bankers liens; and

(d)	except as mentioned above, the cash is freely and immediately available to be applied in repayment or prepayment of Financial Indebtedness of the Group.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Greece, Portugal, Spain, Ireland, Italy and Cyprus), or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (other than Greece, Portugal, Spain, Ireland, Italy and Cyprus);

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Cashflow” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Certain Funds Announcement” means a public announcement by the Company (substantially in the form agreed by the Company and the Arranger) within the meaning of article 7.4 of the DDPB and contained in the Initial Announcement.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the last day of the Availability Period for the Term Facilities.

“Certain Funds Utilisation” means a Loan made or to be made during the Certain Funds Period where such Loan is to be made solely for an Acquisition Purpose.

“Change of Control” means:

(a)	JAB Group ceases to, directly or indirectly, beneficially own more than half of the issued share capital of the Parent which is beneficially owned by the Investor Affiliates (excluding the Preference Shares and any part of the share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) of the Investors;

(b)	prior to a Floatation, the Investor Affiliates (collectively) cease directly or indirectly to:

(i)	have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Parent;

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply;

(ii)	hold beneficially more than 50% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(c)	on or after a Floatation, the Investor Affiliates (collectively) cease directly or indirectly to hold beneficially more than 35% of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); or

(d)	the Parent ceases to own all of the issued share capital of the Company.

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Clean-Up Date” means the date falling 125 days after the first Utilisation Date.

“Clean-Up Default” means an Event of Default other than an Event of Default referred to in Clauses 28.1 (Non-payment), 28.6 (Insolvency), 28.7 (Insolvency proceedings) or 28.8 (Creditors’ process).

“Clean-Up Representation” means any of the representations and warranties under Clause 24 (Representations).

“Clean-Up Undertaking” means any of the undertakings specified in Clause 25 (Information Undertakings) or Clause 27 (General Undertakings).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility A Commitment, Facility B Commitment or Revolving Facility Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Investors and any person identified by an Investor as an Investor Affiliate (collectively and individually), the Parent, any Obligor, the Group or members of the Group, the Target Group or members of the Target Group, the Transaction Documents, the Offer, the Acceptance Level, a Facility or an Ancillary Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any Investor, member of the Group, the Target Group or any of their advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Investor, member of the Group or the Target Group or any of its or their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any Investor, member of the Group or the Target Group or any of its or their advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, in each case from a source which is, as far as that Finance Party is aware, unconnected with any Investor and any person identified by an Investor as an Investor Affiliate, member of the Group, any of its or their advisors or the Target Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the then recommended form of the LMA (but in any case capable of being relied upon by the Parent and, once given, not being capable of being amended in any material respect without the consent of the Parent) or in any other form agreed between the Parent and the Agent.

“Constitutional Documents” means the articles of association (statuten) of the Parent.

“Credit Participation” means, in relation to a Creditor, the aggregate of:

(a)	its aggregate Commitments (or if the Total Commitments have been reduced to zero, its aggregate Commitments immediately prior to that reduction), if any;

(b)	in respect of any hedging transaction of that Hedge Counterparty under any Hedging Agreement that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement, the amount, if any, payable to it under any Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement); and

(c)	after the date on which the Facilities have been discharged in full and the Total Commitments reduced to zero only, in respect of any hedging transaction of that Hedge Counterparty under any Hedging Agreement that has, as of the date the calculation is made, not been terminated or closed out:

(i)	if the relevant Hedging Agreement is based on an ISDA Master Agreement the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which the relevant Debtor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); or

(ii)	if the relevant Hedging Agreement is not based on an ISDA Master Agreement, the amount, if any, which would be payable to it under that Hedging Agreement in respect of that hedging transaction, if the date on which the calculation is made was deemed to be the date on which an event similar in meaning and effect (under that Hedging Agreement) to an Early Termination Date (as defined in any ISDA Master Agreement) occurred under that Hedging Agreement for which the relevant Debtor is in a position similar in meaning and effect (under that Hedging Agreement) to that of a Defaulting Party (under and as defined in the same ISDA Master Agreement), that amount, in each case, to be certified by the relevant Hedge Counterparty and as calculated in accordance with the relevant Hedging Agreement.

“Creditor” means the Lenders and the Hedge Counterparties.

“DDPB” means the Dutch Decree on Public Bids pursuant to the Dutch Financial Supervision Act (Besluit openbare biedingen Wft).

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period and/or the giving of notice in each case as provided for under the said Clause 28 (Events of Default)) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is an Investor Affiliate):

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Parent (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document or stated an intention to do so; or

(c)	which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Parent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Parent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay, or to issue a Letter of Credit, is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Gross Amount” means the amount notified by the Parent or a Borrower to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanctions.

“Designated Net Amount” means the amount notified by the Parent or a Borrower to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

“Disposal” means a sale, lease, licence, transfer or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” has the meaning given to that term in paragraph (a) of Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Borrower” means the Company and any Additional Borrower which is incorporated or established in The Netherlands.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“Dutch FSA” means the Dutch Financial Supervision Act (Wet op het financieel toezicht).

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Escrow Account” means an account designated as such held by the Company with the Agent and over which Security has been granted in favour of the Security Agent to secure the liabilities of the Company under the Finance Documents.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period equal to the Interest Period of that Loan and, if that rate is less than zero, EURIBOR shall be deemed to be zero, except that EURIBOR applicable to Facility B2 shall be a minimum of 1%.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Expiry Date” means, for a Letter of Credit, the last day of its Term.

“Facility” means a Term Facility or the Revolving Facility.

“Facility A” means the term loan facility made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means Facility B1 and Facility B2.

“Facility B Commitment” means a Facility B1 Commitment or a Facility B2 Commitment.

“Facility B Loan” means a Facility B1 Loan or a Facility B2 Loan.

“Facility B1” means the term loan facility made available under this Agreement as described in paragraph (a)(ii)(A) of Clause 2.1 (The Facilities).

“Facility B1 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B1 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B1 Loan” means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

“Facility B2” means the term loan facility made available under this Agreement as described in paragraph (a)(ii)(B) of Clause 2.1 (The Facilities).

“Facility B2 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B2 Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B2 Loan” means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)	in respect of a Lender or an Issuing Bank, the office or offices notified by that Lender or Issuing Bank to the Agent in writing on or before the date it becomes a Lender or an Issuing Bank (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement between the Arranger and the Parent (or the Agent and the Parent or the Security Agent and the Parent) setting out any of the fees referred to in Clause 17 (Fees); and

(b)	any agreement to which the Parent or the Company is party setting out fees payable by a member of the Group to a Finance Party referred to in paragraph (f) of Clause 2.2 (Increase), Clause 17.6 (Fees payable in respect of Letters of Credit) or Clause 17.7 (Interest, commission and fees on Ancillary Facilities) of this Agreement or under any other Finance Document.

“Final Settlement Date” means the final date on which the tendered Target Shares under the Offer can be settled after the post acceptance period (na-aanmeldingstermijn) in accordance with the Offer Documents and article 17 of the DDPB, or, if no post acceptance period is declared applicable by the Company, the Initial Settlement Date, in each case taking into account any extension of the offer period in accordance with the terms of article 15 of the DDPB.

“Finance Document” means this Agreement, the Syndication Letter, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Parent provided that where the term “Finance Document” is used in, and construed for the purposes of, this Agreement a Hedging Agreement shall be a Finance Document and a Transaction Document only for the purposes of:

(a)	the definition of “Material Adverse Effect”;

(b)	paragraph (a) of the definition of “Permitted Transaction”;

(c)	the definition of “Transaction Security Document”;

(d)	paragraph (a)(iv) of Clause 1.2 (Construction);

(e)	Clause 23 (Guarantee and Indemnity);

(f)	Clause 28 (Events of Default) (other than Clause 28.15 (Acceleration));

(g)	Clause 33 (Role of the Security Agent); and

(h)	Clause 38 (Set-Off).

“Finance Party” means the Agent, the Arranger, the Security Agent, a Lender, an Issuing Bank, a Hedge Counterparty or any Ancillary Lender provided that where the term “Finance Party” is used in, and construed for the purposes of, this Agreement a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of “Secured Parties”;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	Clause 23 (Guarantee and Indemnity);

(d)	Clause 33 (Role of the Security Agent);

(e)	Clause 35 (Conduct of business by the Finance Parties); and

(f)	Clause 38 (Set-Off).

“Financial Indebtedness” means (without double counting and, for the avoidance of doubt, ignoring any subsidies if any) any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	Finance Leases;

(e)	receivables sold or discounted (but only to the extent of any recourse);

(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not, in any case, Trade Instruments);

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date for Facility B or are otherwise classified as borrowings under the Accounting Principles);

(i)	any amount of any liability under an advance or deferred purchase agreement if the primary reason behind entering into the agreement is to raise finance;

(j)	any amount raised under any other transaction having the principal commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Quarter” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Financial Year” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Floatation” has the meaning given to that term in Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow).

“Funds Flow Statement” means a funds flow statement in agreed form.

“Gross Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words “(net of any Available Credit Balance)” in paragraph (a) of the definition of “Ancillary Outstandings” were deleted.

“Group” means the Parent and each of its Subsidiaries for the time being including following the first Utilisation Date, the Target Group.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means the Parent, the Company or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

“Hedge Counterparty” means any entity which has become a Party as a Hedge Counterparty in accordance with Clause 34.1 (Identity of Hedge Counterparties).

“Hedging Accession Undertaking” means an undertaking in substantially the form set out in Schedule 16 (Hedging Accession Undertaking).

“Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Company and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to the Term Facilities which the Hedging Letter (by reference to its form at the time that agreement is entered into) either requires or had required, to be hedged.

“Hedging Force Majeure” means:

(a)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement an event similar in meaning and effect to a “Force Majeure Event” (as referred to in paragraph (b) below);

(b)	in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, a Force Majeure Event (as defined in the 2002 ISDA Master Agreement); or

(c)	in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraphs (a) or (b) above.

“Hedging Letter” means the letter dated on or before the date of this Agreement and addressed by the Arranger to the Parent describing the hedging arrangements to be entered into in respect of the interest rate liabilities of the Company in relation to, the Term Facilities.

“Hedging Liabilities” means the indebtedness owed by an Obligor to the Hedge Counterparties under or in connection with the Hedging Agreements.

“Holding Account” means an account:

(a)	held by a member of the Group with the Agent or Security Agent;

(b)	identified in a letter between the Parent and the Agent as a Holding Account; and

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Security Agent (acting reasonably),

(as the same may be redesignated, substituted or replaced from time to time).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document or expresses an intention to do so;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Individual Investor Company” means an Investor Affiliate other than a special purpose vehicle (an “Oak SPV”) established for the purpose of and holding directly or indirectly only equity interests in the Parent or another Oak SPV.

“Information Memorandum” means each of the documents in the form approved by the Parent concerning the Original Obligors and the Target Group which, at the request of the Parent and on its behalf is to be prepared in relation to this transaction and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Facilities.

“Information Package” means the Reports and the Base Case Model.

“Initial Announcement” means the announcement by the Company and the Target of the intended Offer in accordance with articles 5.1 and 5.2 of the DDPB.

“Initial Settlement Date” means the first date on which the tendered Target Shares under the Offer can be settled after the Company has declared the Offer unconditional (gestand gedaan) in accordance with the DDPB and the Offer Documents.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, domain names, inventions, confidential information, knowhow and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercompany PP Agreements” has the meaning given to such term in the Merger Protocol.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default interest).

“Investor Affiliate” means the Investors (and, for the purposes of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates) only, any transferee of the shares in the Parent), each of their respective Affiliates, any trust of which the Investors or such transferees or any of their Affiliates is a trustee, any partnership of which the Investors or such transferees or any of their respective Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Investors or such transferees or any of their respective Affiliates provided that any such trust, fund or other entity which has been established for at least 6 months solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Investors or any of their Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute an Investor Affiliate.

“Investors” mean JAB, BDT, Oak Acquisition Vehicle LP, LLC, Aguila Ltd (or a Subsidiary of Aguila Ltd that is controlled by Aguila Ltd), Colufa S.A., and/or in respect of each of them any of their wholly owned subsidiaries.

“ISDA Master Agreement” means a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement.

“Issuing Bank” means a Lender which has become an Issuing Bank pursuant to Clause 6.9 (Appointment of additional Issuing Banks) (and if there is more than one such Lender, such Lenders shall be referred to, whether acting individually or together, as the “Issuing Bank”) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the “Issuing Bank” shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

“JAB” means JAB Forest B.V. and the JAB Group.

“JAB Group” means any corporation, Aktiengesellschaft, limited liability company, societas europea, Gesellschaft mit beschränkter Haftung, general partnership, offene Handelsgesellschaft, limited partnership, or Kommanditgesellschaft of which more than 50% of the voting shares or voting (or otherwise controlling) equity interests therein are directly or indirectly owned by, or held for the sole benefit of, members of the Benckiser Family. The members of the “Benckiser Family” consist of the lineal descendants, by natural birth or by or through adoption prior to the attainment of their eighteenth birthday, of Dr. Albert Reimann (born in 1898 and died in 1984), including without limitation, the lineal descendants by natural birth or by or through adoption prior to the attainment of their eighteenth birthday of Persons who qualify as lineal descendants of said Dr. Albert Reimann by reason of their and/or their ancestors’ adoption prior to the attainment of their eighteenth birthday.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“L/C Proportion” means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

“Launch” means the publication (algemene verkrijgbaarstelling) of the Offer Memorandum in accordance with article 10 of the DDPB.

“Legal Due Diligence Report” means each of the legal due diligence report dated on or about the date of this Agreement prepared by Skadden, Arps, Slate, Meagher and Flom LLP and the legal due diligence report dated on or about the date of this Agreement prepared by Stibbe N.V., each relating to the Target Group and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Letter of Credit” means:

(a)	a letter of credit, substantially in the form set out in Schedule 11 (Form of Letter of Credit) or in any other form requested by the Parent and agreed by the Agent and the Issuing Bank each acting reasonably; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Parent on its behalf) and agreed by the Agent and the Issuing Bank each acting reasonably.

“Leverage” has the meaning given to such term in Clause 26.1 (Financial definitions).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for the currency of that Loan and a period equal to the Interest Period of that Loan and, if that rate is less than zero, LIBOR shall be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a Term Loan or a Revolving Facility Loan.

“Major Default” means any circumstances constituting an Event of Default with respect to the Parent or the Company only, under any of Clause 28.1 (Non-payment), Clause 28.3 (Other obligations) insofar as the circumstances relate to the Parent or the Company only and to a breach of Clauses 27.8 (Acquisitions), 27.9 (Joint ventures), 27.10 (Holding Companies), 27.12 (Pari passu ranking), 27.13 (Negative pledge), 27.14 (Disposals), 27.19 (Financial Indebtedness), paragraphs (a), (b), (c), (j), (l) and (m) of 27.31 (The Offer), Clause 28.4 (Misrepresentation) insofar as it relates to a breach of any Major Representation, Clause 28.6 (Insolvency), Clause 28.7 (Insolvency proceedings), Clause 28.8 (Creditors’ process), Clause 28.9 (Unlawfulness and invalidity) or Clause 28.12 (Repudiation and rescission of agreements).

“Major Representation” means a representation or warranty with respect to the Parent or the Company only under any of Clause 24.2 (Status) to Clause 24.6 (Validity and admissibility in evidence).

“Majority Creditors” means, at any time, those Creditors whose Credit Participations at that time aggregate more than 66 2/3 per cent. of the total Credit Participations at that time.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Mandatory Prepayment Account” means an account:

(a)	held by a Borrower with the Agent or Security Agent;

(b)	identified in a letter between the Parent and the Agent as a Mandatory Prepayment Account;

(c)	subject to Security in favour of the Security Agent which Security is in form and substance satisfactory to the Agent and Security Agent (each acting reasonably); and

(d)	from which no withdrawals may be made by any members of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time).

“Margin” means:

(a)	in relation to any Facility A Loan 3.50 per cent. per annum;

(b)	in relation to any Facility B1 Loan 3.75 per cent. per annum;

(c)	in relation to any Facility B2 Loan 3.75 per cent. per annum;

(d)	in relation to any Revolving Facility Loan 3.50 per cent. per annum;

(e)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(f)	in relation to any other Unpaid Sum, the rate specified above in respect of a Facility A Loan.

but if:

(g)	no Event of Default has occurred and is continuing;

(h)	a period of at least 12 Months has expired since the first Utilisation Date; and

(i)	Leverage in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under Facility A, Facility B1, Facility B2 and the Revolving Facility will be the percentage per annum set out below in the column for that Facility opposite that range:

Leverage	Facility A Margin % p.a.	Facility B1 Margin % p.a.	Facility B2 Margin % p.a.	Revolving Facility Margin % p.a.

Greater than or equal to 5.50:1	3.50	3.75	3.75	3.50

Less than 5.50:1 but greater than or equal to 4.75:1	3.25	3.50	3.75	3.25

Less than 4.75:1 but greater than or equal to 4.00:1	3.00	3.25	3.50	3.00

Less than 4.00:1 but greater than or equal to 3.50:1	2.75	3.00	3.50	2.75

Less than 3.50:1 but greater than or equal to 2.50:1	2.50	2.50	3.50	2.50

Less than 2.50:1	2.50	2.50	3.25	2.50

However:

(i)	any increase or decrease in the Margin for a Loan shall take effect on the date (the “reset date”) which is 2 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.2 (Provision and contents of Compliance Certificate);

(ii)	if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not confirm the basis for a reduced or increased Margin, then the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Leverage calculated using the figures in that Compliance Certificate until delivery of the next Compliance Certificate in relation to a Relevant Period and at the end of the next applicable Interest Period, the payment to be made by the relevant Borrowers shall be adjusted accordingly;

(iii)	while an Event of Default is continuing, the Margin for each Loan shall be the highest percentage per annum set out above for a Loan under the relevant Facility; and

(iv)	for the purpose of determining the Margin, Leverage and Relevant Period shall be determined in accordance with Clause 26.1 (Financial definitions).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents.

“Material Company” means, at any time:

(a)	the Parent, the Company, Oak Leaf Finance Holding B.V., the Target, Koninklijke Douwe Egberts B.V. and DEMB Holding B.V.; or

(b)	any other Obligor; or

(c)	a Subsidiary of the Parent which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 26.1 (Financial definitions) but excluding intra-group items) representing 5 per cent. or more of EBITDA, as defined in Clause 26.1 (Financial definitions) or has turnover (excluding intra-group items) representing 5 per cent., or more of the turnover of the Group, calculated on an unconsolidated basis; or

(d)	the immediate Holding Company of Koninklijke Douwe Egberts B.V., DEMB Holding B.V. and any company falling within (c) above.

Compliance with the conditions set out in paragraph (c) above shall be determined by reference to the most recent Compliance Certificate supplied by the Parent with the latest audited consolidated financial statements of the Group and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries). However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s Auditors as representing an accurate reflection of the revised EBITDA (as defined in Clause 26.1 (Financial definitions)), or turnover of the Group).

A report by the Auditors of the Parent that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Merger Protocol” means the merger protocol to be entered into between Target and the Company relating to the Offer.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multi-account Overdraft” means an Ancillary Facility which is an overdraft facility comprising more than one account.

“Net Outstandings” means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

“New Lender” has the meaning given to that term in Clause 29 (Changes to the Lenders).

“New Shareholder Injection” has the meaning given to such term in Clause 26.1 (Financial definitions).

“Non-Acceptable L/C Lender” means a Lender under the Revolving Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” (other than a Lender which each Issuing Bank has agreed is acceptable to it notwithstanding that fact);

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders’ indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at sub-paragraphs (i) and (ii) of the definition of “Defaulting Lender”.

“Non-Consenting Lender” has the meaning given to that term in Clause 43.6 (Replacement of Lender).

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

“Obligor” means a Borrower or a Guarantor.

“Obligors’ Agent” means the Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means the Launch of the voluntary public offer (vrijwillig openbaar bod) for all of the issued share capital of the Target to be made by the Company through the publication of the Offer Memorandum in accordance with the terms of the Offer Memorandum.

“Offer Documents” means:

(a)	the Initial Announcement;

(b)	the Acquisition Agreement;

(c)	the Merger Protocol;

(d)	the Offer Memorandum;

(e)	any other Press Release; and

(f)	any other document despatched to the shareholders of the Target generally in relation to the Offer by or on behalf of the Company.

“Offer Memorandum” means the offer document (biedingsbericht) issued or to be issued by the Company in its capacity as offeror in respect of the Offer setting out the terms of the Offer.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means

(a)	in relation to the Target, its consolidated audited financial statements for its Financial Year ended 30 June 2012; and

(b)	in relation to any other Obligor, its audited financial statements (if available) delivered to the Agent as required by Clause 31 (Changes to the Obligors).

“Original Jurisdiction” means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents or the Security created thereunder.

“Permitted Acquisition” means:

(a)	the Acquisition;

(b)	an acquisition of Target Shares (or an interest in Target Shares);

(c)	a Permitted Transaction and acquisitions between members of the Group that constitute Permitted Disposals;

(d)	acquisitions where the aggregate purchase price of all such acquisitions in any year does not exceed EUR20,000,000;

(e)	acquisitions constituting Permitted Joint Ventures;

(f)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(g)	an acquisition of securities which are Cash Equivalent Investments;

(h)	the incorporation of a company which on incorporation becomes a member of the Group or the acquisition of a company which has not traded prior to the date of such acquisition, in each case for the use of the Group in its day to day business;

(i)	an acquisition (not being an acquisition by the Parent), of (A) all or part of the issued share capital of a limited liability company or (B) a business or undertaking carried on as a going concern the “Proposed Acquired Entity”, but only if:

(i)	the purchase price (including deferred consideration), all related fees, costs and expenses and repayment of existing liabilities or indebtedness required to be repaid to persons other than members of the Group as part of the proposed acquisition does not when aggregated with all other purchase prices in respect of acquisitions made in the same Financial Year, exceed the PA Basket (as defined below) provided that in calculating whether the PA Basket has been met in any Financial Year, any part of the purchase price funded from the proceeds of New Shareholder Injections, Retained Excess Cashflow or Reinvestment Proceeds shall be ignored;

(ii)	the business of the Proposed Acquired Entity is the same or substantially the same as the business of the Group and the Proposed Acquired Entity is incorporated in the OECD or in a jurisdiction in which a member of the Group is incorporated;

(iii)	in relation to the acquisition of shares of a company, after the acquisition members of the Group will own more than 50 per cent. of each class of share entitled to vote at the general meeting of such Proposed Acquired Entity and having the right to appoint a majority of the relevant board of directors of the Proposed Acquired Entity, except where funded from the proceeds of New Shareholder Injections, Retained Excess Cashflow or Reinvestment Proceeds;

(iv)	the Borrower has provided a certificate to the Agent in which it certifies to the best of its information, knowledge and belief, on a pro forma basis (taking into account cost savings and synergies (other than revenue synergies) reasonably anticipated by the chief executive officer and the chief financial officer to be achievable within 12 months of the acquisition provided that, to the extent they, in aggregate, exceed the lower of (A) 10 per cent. of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the Proposed Acquired Entity for the last full twelve month period prior to its acquisition for which figures are available and (B) EUR10,000,000 such cost savings and synergies (other than revenue synergies) shall be confirmed by a suitably qualified independent third party):

(A)	compliance with all the financial covenants in Clause 26 (Financial Covenants) for the period of 12 months commencing immediately after the acquisition of the Proposed Acquired Entity; and

(B)	that Leverage on the Quarter Date immediately prior to the acquisition of the Proposed Acquired Entity would not have been higher than the lower of (i) (opening leverage):1 and (ii) 10 per cent below the applicable financial covenant ratio in Clause 26 (Financial Covenants) for such Quarter Date, calculated on a pro forma basis assuming that the acquisition of the Proposed Acquired Entity had occurred immediately prior to such Quarter Date, except where funded from the proceeds of New Shareholder Injections, Retained Excess Cashflow or Reinvestment Proceeds;

(v)

the Borrower has provided a certificate to the Agent certifying that so far as it is aware having made all reasonable enquiries the Proposed Acquired Entity had positive (or, if negative, not more negative than EUR5,000,000) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Adjusted EBITDA) for the last full 12 month period immediately preceding the acquisition of the Proposed Acquired Entity for which figures are available and such Proposed Acquired Entity has no material liabilities (other than those reflected in its financial statements the proposed purchase price or any of the proposed acquisition related warranties, or any applicable, escrow, reserve or insurance cover or for which the Parent acting in good faith, considers that adequate provisions have been made in relation thereto);

(vi)	the relevant member of the Group making such acquisition has provided the Agent with copies of all due diligence reports (if any) which have been prepared in connection with such acquisition and where the aggregate consideration in respect of the acquisition of the Proposed Acquired Entity, to the extent not funded from the proceeds of New Shareholder Injections, Retained Excess Cashflow and Reinvestment Proceeds, exceeds EUR20,000,000 then, prior to making such acquisition, the relevant member of the Group making such acquisition has provided the Agent with accounting and legal due diligence reports prepared by qualified external professional advisers in connection with such acquisition unless the Agent (acting on the instructions of the Majority Lenders) has agreed that such reports do not need to be provided to the Agent; and

(vii)	on the date of the Group’s entry into a legally binding agreement to acquire the Proposed Acquired Entity no Event of Default has occurred and is continuing and no Event of Default would result from such acquisition.

For the purposes of the above “PA Basket” at any time means the amount set out below opposite the range in which Leverage as calculated at the immediately preceding Quarter Date falls:

Leverage	PA Basket (€)

Greater than 5.50:1	25,000,000

Greater than 4.50:1 but equal to or less than 5.50:1	100,000,000

Equal to or less than 4.50:1	150,000,000

“Permitted Disposal” means any Disposal:

(a)	of trading stock or cash or other assets made by any member of the Group in the ordinary course of trading of the disposing entity on arm’s length terms;

(b)	of any asset by a member of the Group (the “Disposing Company”) to another member of the Group (the “Acquiring Company”), but if:

(i)	the Disposing Company is an Obligor, the Acquiring Company must also be an Obligor;

(ii)	the Disposing Company had given Security over the asset, the Acquiring Company must (subject to the Agreed Security Principles) give substantially equivalent Security over that asset; and

(iii)	the Disposing Company is a Guarantor, the Acquiring Company must (subject to the Agreed Security Principles) be a Guarantor guaranteeing an amount not substantially less than that guaranteed by the Disposing Company;

(c)	of assets (other than shares) in exchange for other assets comparable or superior as to type, value and quality;

(d)	of obsolete or redundant vehicles, plant, machinery and equipment for cash and buildings or premises which are no longer required for business;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(f)	constituted by a licence of intellectual property rights permitted by Clause 27.24 (Intellectual Property);

(g)	to a Joint Venture, to the extent permitted by Clause 27.9 (Joint ventures);

(h)	arising as a result of any Permitted Security or any enforcement of the same;

(i)	pursuant to, or as part of, a Permitted Transaction;

(j)	by a non-Obligor to another member of the Group;

(k)	by an Obligor to a member of the Group which is not an Obligor, provided the higher of the market value and net consideration receivable does not exceed (i) EUR3,000,000 for the disposal or (ii) EUR20,000,000 in any Financial Year in respect of all disposals falling within this paragraph (k) in that Financial Year other than any disposal covered in paragraph (i) above;

(l)	of assets other than any Intellectual Property which is subject to Transaction Security for cash on arm’s length terms when the net proceeds of such Disposal are applied or are committed to be applied within 12 Months (or such longer period as the Majority Lenders may agree) of being received by the relevant member of the Group (and if committed to be applied within such period, are actually applied within 18 Months of receipt) in financing the acquisition of equivalent assets, Capital Expenditure of the Group or the making of a Permitted Acquisition;

(m)	of cash where that disposal is not otherwise prohibited by the Finance Documents;

(n)	with the consent of the Majority Lenders; and

(o)	of assets for cash where the higher of the market value and net consideration receivable (when aggregated with the higher of the market value and net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs does not exceed EUR25,000,000 (or its equivalent) (the “PD Basket”) in any Financial Year of the Parent in any Financial Year of the Parent provided that in calculating the PD Basket no account shall be taken of any disposal where the higher of the market value and net consideration is less than EUR3,000,000.

“Permitted Distribution” means:

(a)	the payment of a dividend to the Parent or any of its Subsidiaries;

(b)	the payment of a dividend or other sums (including by way of loan) to the Parent or any Holding Company of the Parent for the payment of taxes payable by the Company or such Holding Company to the extent attributable to the business of the Group, or to acting as a holding company of the Group, or in connection with employee or management equity plans or similar incentive arrangements;

(c)	the payment of a dividend by the Company to the Parent where pending disbursement of the proceeds of such dividend in accordance with the terms of this Agreement such proceeds are held by the Parent in a bank account that is subject to the Transaction Security;

(d)	the payment of dividends or other sums (including by way of loan) by the Parent to allow its Holding Companies to pay taxes, premiums, audit, management, advisory, professional, directors and officers fees, costs and expenses in an amount not exceeding EUR5,000,000 in each Financial Year;

(e)	the payment of the Acquisition Costs payable to or on behalf of the Company, the Parent and its Holding Companies (or any of them); and

(f)	the payment of dividends, distributions or other sums (including by way of loan) by the Parent in an amount which is sufficient to enable the Parent’s Holding Company to pay a Payable Preference Share Dividend (as defined below) as provided for in the Agreed Holding Company Articles where:

(i)	no Default is continuing or would occur immediately after the making of the payment; and

(ii)	the Parent has delivered a Compliance Certificate in accordance with Clause 25.2 (Provision and contents of Compliance Certificate) in respect of the first Relevant Period in respect of which the covenants set out in paragraphs (a) and (b) of Clause 26.2 (Financial condition) are measured.

For the purposes of paragraph (f) above:

“Payable Preference Share Dividend” means, in relation to any date and any dividend or other distribution accrued due on the Preference Shares up to such date which is unpaid if Leverage for the then last Relevant Period which ended before such payment (computed on the basis that such dividend or other distribution was paid on the last day of such Relevant Period) would not have exceeded:

(i)	the ratio set out in column 2 of paragraph (b) of Clause 26.2 (Financial condition), an amount equal to one half of any such accrued dividend (ignoring for these purposes any Catch Up Dividend that is proposed to be paid at that time); or

(ii)	the ratio set out in column 3 of paragraph (b) of Clause 26.2 (Financial condition) an amount equal to any such accrued dividend and other distribution (including for these purposes any Catch Up Dividend that is proposed to be paid at that time).

“Catch Up Dividend” means any payment accrued due pursuant to the Agreed Holding Company Articles in respect of a dividend on the Preference Shares not declared and paid in full on a scheduled dividend payment date as referred to in the Agreed Holding Company Articles.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	to the extent covered by a Letter of Credit or other letter of credit, guarantee or indemnity issued under an Ancillary Facility;

(b)	arising under a Permitted Loan or a Permitted Guarantee or as permitted by Clause 27.27 (Treasury Transactions);

(c)	of any person acquired by a member of the Group after the date of first Utilisation which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition (other than pursuant to the drawing of new or rolling over of then existing loans under a revolving facility agreement, overdraft facility or similar), and outstanding only for a period of six months following the date of acquisition;

(d)	under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate principal liabilities in respect of all such finance or capital leases by members of the Group does not exceed EUR10,000,000 (or its equivalent in other currencies) at any time; and

(e)	which is indebtedness between Obligors;

(f)	which is indebtedness between members of the Group which are non-Obligors;

(g)	which is indebtedness incurred as part of a Permitted Transaction;

(h)	which is indebtedness incurred pursuant to New Shareholder Injections;

(i)	where the proceeds are applied in mandatory prepayment pursuant to Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow); or

(j)	arising in respect of: (i) any liability of the Parent and/or Company under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code in respect of any member of the Target Group or (ii) any joint and several liability (hoofdelijke aansprakelijkheid), including any netting or set-off, as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eeheid) or under any analogous arrangement in any other jurisdiction;.

(k)	outstanding between members of the Group at the first Utilisation Date and any renewal, refinancing or replacement of the same and any refinancing of the same (including, for the avoidance of doubt, the notes the subject of the Intercompany PP Agreements) and any refinancing of the same (including any make-whole paid in connection with that refinancing);

(l)	outstanding under the Finance Documents;

(m)	trade credit for the supply of goods or services to any member of the Group incurred by any member of the Group in the ordinary course of trading;

(n)	in connection with any cash pooling, netting, set off or zero balancing arrangement (including for the avoidance of doubt any account balancing or interest compensation arrangement) entered into by a member of the Group in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances between members of the Group;

(o)	the amount raised by the issue of shares which are redeemable before the Termination Date for Facility B but where issuer and the shareholder are each members of the Group which are not Obligors or the shareholder is an Obligor;

(p)	of DE Cafes do Brasil Ltda incurred for working capital purposes not exceeding EUR50,000,000;

(q)	under any Spanish Guarantee; and

(r)	not permitted by the other paragraphs of this definition or as a Permitted Transaction and the outstanding principal amount of which does not exceed EUR20,000,000 (or its equivalent) in aggregate for the Group at any time.

“Permitted Gross Outstandings” means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of day to day business;

(b)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of day to day business;

(c)	any liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code;

(d)	any joint and several liability (hoofdelijke aansprakelijkheid) including any netting or set-off, as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid) or under any analogous arrangement in any other jurisdiction;

(e)	any guarantee of a Joint Venture to the extent permitted by Clause 27.9 (Joint ventures);

(f)	any guarantee, indemnity or counter-indemnity permitted under or constituting Financial Indebtedness permitted under Clause 27.19 (Financial Indebtedness);

(g)	any guarantee, indemnity or counter-indemnity (i) by an Obligor in respect of any liabilities of another Obligor or (ii) by a member of the Group which is not an Obligor in respect of the liabilities of another member of the Group or (iii) by an Obligor in respect of the liabilities of a member of the Group that is not an Obligor, in the case of (iii) the amount of which (or its equivalent in euro), when aggregated with the amount of guarantees given by Obligors to other members of the Group that are not Obligors, and when aggregated with all loans and credit falling within paragraph (e) of the definition of Permitted Loan does not exceed EUR30,000,000;

(h)	any guarantee, indemnity or counter-indemnity given in respect of the netting or set-off arrangements permitted pursuant to paragraph (b) of the definition of “Permitted Security”;

(i)	a guarantee indemnity or counter-indemnity given by a member of the Group for the liabilities or obligations of an employee or director of any member of the Group if the maximum actual and contingent liability under that guarantee or indemnity, when aggregated with the amount of all loans and other guarantee or indemnity obligations referred to in paragraph (g) of the definition of Permitted Loan, does not exceed the monetary limit specified in that sub-paragraph;

(j)	arises under a guarantee indemnity or counter-indemnity entered into by a member of the Group in favour of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(k)	any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations; or

(l)	a guarantee indemnity or counter-indemnity arising under legislation in relation to Tax or corporate law under which any member of the Group assumes general liability for the obligations of another member of the Group;

(m)	a guarantee, indemnity or counter-indemnity given under the Finance Documents;

(n)	a guarantee, indemnity, counter-indemnity bond or letter of credit given in respect of any leases of real property entered into in the ordinary course of day-to-day business; or

(o)	guarantees between members of the Target Group existing at the first Utilisation Date and any replacement or renewal of the same;

(p)	non-financial product guarantees;

(q)	guarantees or indemnities given in connection with a Permitted Transaction;

(r)	a guarantee, indemnity, counter-indemnity, bond or letter of credit which is given in connection with credit granted to a member of the Group under any deferred purchase agreement entered into in the ordinary course of trade and upon terms usual for such trade and is:

(i)	a guarantee, indemnity, counter-indemnity, bond or letter of credit given by a member of the Group for the obligations of another member of the Group under that deferred purchase agreement; or

(ii)	a guarantee, indemnity, counter-indemnity, bond or letter of credit given by a member of the Group in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or other instrument issued by a bank or financial institution (on normal commercial terms) to support the obligations of a member of the Group under that deferred purchase agreement; or

(s)	not permitted by the other paragraphs of this definition and the outstanding principal amount of which does not exceed EUR20,000,000 (or its equivalent) in aggregate for the Group at any time.

“Permitted Joint Venture” means any investment in any Joint Venture where:

(a)	the Joint Venture is incorporated, or established, and carries on its principal business, in the OECD or in a jurisdiction in which a member of the Group is incorporated;

(b)	the Joint Venture is engaged in a business substantially the same as or substantially similar that carried on by the Group as a whole or any individual member of the Group; and

(c)	in any Financial Year of the Company, the aggregate (the “Joint Venture Investment”) of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(ii)	the contingent liabilities of any member of the Group under any guarantee given in respect of the liabilities of any such Joint Venture; and

(iii)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

save to the extent funded by New Shareholder Injections or Retained Excess Cashflow, does not exceed EUR20,000,000 (or its equivalent in other currencies).

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	Financial Indebtedness which is referred to in the definition of, or otherwise constitutes, Permitted Financial Indebtedness (except under paragraph (b) of that definition);

(c)	a loan made to a Joint Venture to the extent permitted under Clause 27.9 (Joint ventures);

(d)	a loan made, or credit extended, by an Obligor to another Obligor or made or extended by a member of the Group which is not an Obligor to another member of the Group;

(e)	any loan made, or credit extended, by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under all such loans and credit when aggregated with all guarantees, indemnities or counter-indemnities falling within paragraph (g) of the definition of “Permitted Guarantee” does not exceed EUR30,000,000 (or its equivalent) at any time;

(f)	any loans set out in the Structure Memorandum or pursuant to a Permitted Transaction or which constitute a Permitted Payment;

(g)	a loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group and the amount of all guarantees and indemnities referred to in paragraph (i) of the definition of Permitted Guarantee does not exceed EUR5,000,000 (or its equivalent) at any time or EUR10,000,000 in relation to long term incentive plans; and

(h)	any loan not referred to in paragraphs (a) to (g) inclusive above so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed EUR17,500,000 (or its equivalent) at any time.

“Permitted Security” means:

(a)	any netting or set-off or cash pooling arrangement or Security or Quasi-Security entered into by any member of the Group in the ordinary course of its financing arrangements for the purpose of netting debit and credit balances of members of the Group;

(b)

any Security or Quasi-Security created pursuant to clauses 24 and 25 of the general banking conditions (Algemene bankvoorwaarden) in the Netherlands or equivalent banking conditions in any other jurisdiction and any other lien

(including bankers’ and landlords’ liens) arising by operation of law in the ordinary course of trading or ordinary course of day to day business and any right of set-off arising in the ordinary course of day to day business or by operation of law or, under banks’ standard terms and conditions;

(c)	any Security or Quasi-Security created under or pursuant to or in connection with the Finance Documents;

(d)	any netting or set-off arrangement entered into by any member of the Group under a derivative transaction permitted by this Agreement) for the purposes of determining the obligations of the parties to that agreement by reference to their net exposure under that agreement;

(e)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the first Utilisation if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within six months of the date of acquisition of such asset to the extent not permitted under any other paragraph in this definition;

(f)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the first Utilisation Date, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security or Quasi-Security is removed or discharged within six months of that company becoming a member of the Group to the extent not permitted under any other paragraph in this definition;

(g)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(h)	any Security or Quasi-Security (existing as at the date of this Agreement) over assets of any member of the Target Group so long as the Security or Quasi-Security is irrevocably removed or discharged by no later than the date falling 125 days after the first Utilisation Date in the case of a Material Company or the date falling 6 months after the first Utilisation Date in the case of any other member of the Group to the extent not otherwise permitted under any other paragraph in this definition;

(i)	any Quasi-Security arising as a result of a disposal which is a Permitted Disposal and any Security or Quasi-Security created in connection with a Disposal or an acquisition, in each case permitted by the terms of this Agreement or over escrow accounts or amounts standing to the credit thereof;

(j)	any Security or Quasi-Security over the relevant leased asset arising as a consequence of any finance or capital lease permitted pursuant to paragraph (f) of the definition of “Permitted Financial Indebtedness”;

(k)	any Security or Quasi-Security in favour of an Ancillary Lender over goods or documents of title to goods arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(l)	any Security or Quasi-Security arising as a result of an order for costs in legal proceedings;

(m)	any Security or Quasi-Security arising with respect to any Tax claims that are being contested in good faith and for which it has maintained adequate reserves in accordance with the Accounting Principles;

(n)	any Security or Quasi-Security in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)	any easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of an Obligor;

(p)	any Security or Quasi-Security granted in favour of an Obligor;

(q)	any Security or Quasi-Security over any rental deposits granted to the holders of freehold or leasehold interests in real property;

(r)	a mortgage granted by Koninklijke Douwe Egberts B.V. and DEMB Holding B.V. over certain properties located at Vleutensevaart, Steenovenweg and Keulsekade, Utrecht, the Netherlands in favour of the foundation “Stichting Vervroegd Uittreden Douwe Egberts” (“VUDE”);

(s)	any Security or Quasi-Security, including any netting or set-off, arising by operation of law as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid) or any analogous arrangement in any other jurisdiction, in each case, of which an Obligor is or has been a member; and

(t)	any Security securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (s) above) does not exceed EUR10,000,000 (or its equivalent in other currencies).

“Permitted Share Issue” means an issue of:

(a)	ordinary shares by the Parent which by their terms are not redeemable; or

(b)	shares by a member of the Group to one or more other members of the Group (if the existing shares of the Subsidiary are the subject of the Transaction Security) the newly-issued shares also become subject to the Transaction Security on the same terms.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity or Security or Quasi-Security given, or other transaction arising, under the Finance Documents;

(b)	the solvent liquidation or reorganisation of any member of the Group which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(c)	any acquisition or Disposal between members of the Group which are not Obligors;

(d)	a reorganisation on a solvent basis (by merger or otherwise) between one or more members of the Group incorporated in the same jurisdiction where:

(i)	if one or more members of the Group was an Obligor, the surviving entity remains or becomes an Obligor on substantially the same or equivalent terms as such original Obligor; and

(ii)	where the assets or the shares of any such member of the Group were subject to security in favour of the Security Agent immediately prior to such merger, the Secured Parties will enjoy substantially the same or equivalent security over the same assets and the shares in it (or in each case its successor) after such merger; or

(e)	any payments or other transactions contemplated by the Structure Memorandum.

“Preference Shares” means the 1,230,000 perpetual non-voting cumulative preference shares of nominal value of €0.01 each of Acorn Holdings B.V..

“Press Release” means the Initial Announcement (including the Certain Funds Announcement) and any other public announcement to be released by the Company in connection with or in relation to the Offer.

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 27.13 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reinvestment Proceeds” has the meaning given to such term in Clause 26.1 (Financial definitions).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is regularly engaged in or established for the purpose of making, purchasing or investing in loans and/or debt securities and is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Related Party” means, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agent, representatives, trustees and advisors of such person and such person’s Affiliates.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	when used in the context of Transaction Security any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	when used in the context of Transaction Security Documents to be entered into by it the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 26.1 (Financial definitions).

“Reliance Parties” means the Agent, the Arranger, the Security Agent, each Original Lender and each person which becomes a Lender as part of the primary syndication of the Facilities.

“Renewal Request” means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

“Repeating Representations” means each of the representations set out in Clause 24.2 (Status) to Clause 24.6 (Validity and admissibility in evidence) and paragraph (a) of Clause 24.16 (Legal and beneficial ownership) and Clause 24.20 (Centre of main interests and establishments).

“Reports” means the Accountants’ Report, the Legal Due Diligence Report and the Structure Memorandum.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Retained Excess Cashflow” has the meaning given to such term in Clause 26.1 (Financial definitions).

“Revolving Facility” means the revolving credit facility made available under this Agreement as described in paragraph (a)(iii) of Clause 2.1 (The Facilities).

“Revolving Facility Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Revolving Facility Utilisation” means a Revolving Facility Loan or a Letter of Credit.

“Rollover Loan” means one or more Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Revolving Facility Loan is due to be repaid;

(ii)	a demand under an Ancillary Facility is due to be met; or

(iii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Facility Loan or the relevant claim in respect of that Ancillary Facility or Letter of Credit;

(c)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or Ancillary Facility; and

(d)	made or to be made to the same Borrower for the purpose of:

(i)	refinancing that maturing Revolving Facility Loan;

(ii)	replacing or repaying any Ancillary Facility; or

(iii)	satisfying the relevant claim in respect of that Letter of Credit.

“Sanctions” means any economic sanctions administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Screen Rate” means:

(a)	in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)	in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Parent.

“Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Provider” means the Parent or any member of the Group which provides, or purports to provide, Transaction Security.

“Selection Notice” means a notice substantially in the form set out in Part II (Selection Notice Applicable to a Term Loan) of Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

“Spanish Guarantee” any guarantee(s) issued by any bank or financial institution in favour of the Spanish tax authorities in respect of potential tax liabilities of the Group in Spain as at the date of this Agreement.

“Separate Loan” has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans).

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Squeeze Out Procedure” means the procedure pursuant to which the Company can compulsorily acquire Target Shares in accordance with article 2:92a or article 2:359c of the Dutch Civil Code.

“Structure Memorandum” means the structure paper entitled “Project Oak – Structure Paper” and on or about the date of this Agreement describing the Group and the Acquisition and prepared by Ernst & Young in the agreed form and addressed to, and/or capable of being relied upon by, the Reliance Parties.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the Companies Act 2006 or a subsidiary within the meaning of Article 2:24(a) of the Dutch Civil Code.

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments immediately prior to that reduction).

“Syndication Date” means later of (i) the date falling six months after the date the Initial Announcement is made and (ii) the date falling three months after the first Utilisation Date.

“Syndication Letter” means the letter dated on or about the date of this Agreement addressed by the Arranger to the Parent described on its face as being the syndication letter.

“Target” means D.E. Master Blenders 1753 N.V., a company incorporated under the laws of The Netherlands with registered number 54760968.

“Target Group” means the Target and its Subsidiaries.

“Target Shares” means all of the issued and outstanding shares in the capital of the Target.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature imposed by any governmental authority (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term” means each period determined under this Agreement for which an Issuing Bank is under a liability under a Letter of Credit.

“Term Facility” means Facility A or Facility B.

“Term Loan” means a Facility A Loan or a Facility B Loan.

“Termination Date” means:

(a)	in relation to Facility A, the date falling three years after the date of this Agreement;

(b)	in relation to Facility B, the date falling five years after the first Utilisation Date; and

(c)	in relation to the Revolving Facility, the date falling five years after the first Utilisation Date.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Revolving Facility Commitments, being EUR3,300,000.000 at the date of this Agreement.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being EUR1,250,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being EUR1,750,000,000 at the date of this Agreement.

“Total Revolving Facility Commitments” means the aggregate of the Revolving Facility Commitments, being EUR300,000,000 at the date of this Agreement.

“Trade Instruments” means any performance bonds, or advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Transaction Documents” means the Finance Documents, the Offer Documents, the USPP Transfer Agreements and the Intercompany PP Agreements.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed as being a Transaction Security Document in paragraph 3 (d) of Part IA (Conditions precedent to Launch of the Offer) of Schedule 2 (Conditions Precedent) and any document required to be delivered to the Agent under paragraph 14 of Part II (Conditions precedent required to be delivered by an Additional Obligor) of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USPP Notes” has the meaning given to that term in the Merger Protocol.

“USPP Transfer Agreement” has the meaning given to that term in the Merger Protocol.

“Utilisation” means a Loan or a Letter of Credit.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

“Utilisation Request” means a notice substantially in the relevant form set out in Part I of Schedule 3 (Requests and Notices).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Hedge Counterparty”, any “Issuing Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Parent and the Agent or, if not so agreed, is in the form specified by the Agent (acting reasonably);

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(v)	“guarantee” means (other than in Clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	the “Interest Period” of a Letter of Credit shall be construed as a reference to the Term of that Letter of Credit;

(viii)	a Lender’s “participation” in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, then being of a type with which persons to whom it is directed are expected and accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other similar authority or organisation;

(xi)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing “cash cover” for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an account in the name of the Borrower and the following conditions being met:

(i)	the account is with an Issuing Bank or Ancillary Lender for which that cash cover is to be provided;

(ii)	subject to paragraph (b) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility (or to withdraw amounts which exceed the liability for which such cash cover is provided); and

(iii)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Finance Party with which that account is held (acting reasonably), creating a first ranking security interest over that account.

(e)	A Default is “continuing” if it has not been remedied or waived.

(f)	A Borrower “repaying” or “prepaying” a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover, reduction or cancellation. “Repayment” and “prepayment” and derivative expressions shall be construed accordingly and the calculation of amounts outstanding shall have regard to these principles.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit.

(j)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time taking into account any repayment or prepayment thereof.

(k)	When applying baskets, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default, the equivalent to an amount in the Base Currency shall be calculated using the Agent’s Spot Rate of Exchange as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or undertaking shall arise merely as a result of a subsequent change in the relevant amount in the Base Currency due to fluctuations in exchange rates.

(l)	For the avoidance of doubt, it is agreed that any Default in the form of the failure to deliver a document or perform an act within a period of time or on or by a specified date shall be capable of remedy and shall cease to be continuing once that document has been delivered or act performed within the relevant grace period.

(m)	Any certificate provided by a person on behalf of the Company under the Finance Documents shall be provided without that person incurring personal liability.

1.3	Currency symbols and definitions

“$”, “USD” and “dollars” denote the lawful currency of the United States of America; “Ł”, “GBP” and “sterling” denote the lawful currency of the United Kingdom; and “€”, “EUR” and “euro” denote the single currency of the Participating Member States.

1.4	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii)	obtaining unconditional positive advice (advies) from each competent works council;

(b)	a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(c)	moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(d)	a liquidator includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(g)	an attachment include a beslag.

1.5	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available:

(i)	to the Company, a Base Currency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(ii)	to the Company, a Base Currency term loan facility in an aggregate amount equal to the Total Facility B Commitments to be made available in two sub-facilities as follows:

(A)	a term loan facility of EUR 750,000,000; and

(B)	a term loan facility of EUR 1,000,000,000; and

(iii)	to the Borrowers, a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Revolving Facility Commitments.

(b)	Subject to the terms of this Agreement and the Ancillary Documents, an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.2	Increase

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 11.1 (Illegality); or

(B)	Paragraph (a) of Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank),

request that the Total Commitments relating to any Facility be increased (and the Total Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities

(each an “Increase Lender”) selected by the Parent (each of which shall not be a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender, which it shall execute promptly after satisfaction of the conditions in sub-paragraphs (ii) and, if applicable, (iii) below;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Parent, the Increase Lender and any Issuing Bank upon being so satisfied; and

(iii)	in the case of an increase in the Total Revolving Facility Commitments, any Issuing Bank consenting to that increase.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Parent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.3 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.5 (Procedure for transfer) and if the Increase Lender was a New Lender,

(f)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(g)	Clause 29.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Deed, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	The Company shall apply all amounts borrowed by it under a Term Facility towards:

(i)	payment of the consideration for the Target Shares payable pursuant to on-market purchases, the Offer or the Squeeze-Out Procedure;

(ii)	payment to the holders of any options or awards over any Target Shares or any cash payments in connection with the cancellation or surrender of such options or awards (or paying compensation (if any) in relation to any such options or awards);

(iii)	payment of the Acquisition Costs; and

(iv)	directly or indirectly through wholly owned subsidiaries, refinancing, repaying or closing out Financial Indebtedness of the Target and its Subsidiaries to third parties which is outstanding as at the date of first Utilisation of the Facilities (including, without limitation, any break funding costs, make-whole costs, hedge close-out costs and any other costs, fees and expenses (and any Taxes thereon) payable in connection with such refinancing, repayment and closing out.

(b)	Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards the general corporate purposes of the Group (including the refinancing of the Group’s working capital indebtedness outstanding on the date of first Utilisation and the financing of capital expenditure and Permitted Acquisitions but not to refinance financial indebtedness of the Target and its Subsidiaries existing at the first Utilisation Date which is to be refinanced with the proceeds of the Term Facilities as set out in the Structure Memorandum.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation, the Agent has received all of the documents and other evidence listed in Part IA (Conditions precedent to Launch of the Offer) and Part IB (Conditions precedent to Initial Utilisation) of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting on the instructions of each Arranger acting reasonably). The Agent shall notify the Parent and the Lenders promptly upon being so satisfied or if such conditions precedent are waived, acting on the instructions of the Arranger.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation other than one to which Clause 4.6 (Utilisations during the Certain Funds Period) applies, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	other than in the case of a Rollover Loan, no Default is continuing or would result from the proposed Utilisation and in the case of a Rollover Loan, no Acceleration Event has occurred; and

(b)	in relation to any Utilisation on the first Utilisation Date, all the representations and warranties in Clause 24 (Representations) or, in relation to any other Utilisation, other than in the case of a Rollover Loan, the Repeating Representations to be made by each Obligor are true in all respects (or if a Repeating Representation does not contain a materiality concept, in all material respects).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Revolving Facility Utilisation if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is euro, dollars or sterling or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Parent) may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	eight or more Term Loans would be outstanding; or

(ii)	15 or more Revolving Facility Utilisations would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

(d)	A Borrower (or the Parent) may not request that a Letter of Credit be issued under the Revolving Facility if, as a result of the proposed Utilisation, five or more Letters of Credit would be outstanding.

4.5	Escrow Account

(a)	On or within fifteen Business Days of the first Utilisation Date, the Company shall draw down the aggregate of the then Available Commitments in respect of Facility A, Facility B1 and Facility B2 and shall pay the amount drawn (and hereby directs the Agent to apply such amount) to the credit of the Escrow Account.

(b)	Subject to the conditions set out in paragraphs (ii) and (iii) of Clause 4.6 (Utilisation during the Certain Funds Period) being satisfied, amounts shall be released from the Escrow Account at the Company’s request where the same are promptly used for an Acquisition Purpose or to prepay outstandings under the Term Facilities:

(c)	Sums standing to the credit of the Escrow Account shall bear interest at a rate agreed by the Agent (acting reasonably) and subject to there being no Event of Default continuing such interest may be withdrawn from the Escrow Account at the Company’s request.

4.6	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	the Company remains a wholly owned subsidiary of the Parent, the Investors continue to hold, directly or indirectly, at least 80% of the voting shares of the Parent and the JAB Group continues to hold directly or indirectly at least 50.1% of the voting shares of the Parent;

(ii)	no Major Default is continuing or would result from the proposed Utilisation; and

(iii)	all the Major Representations in relation to the Parent and the Company are true in all respects (or if a Major Representation does not contain a materiality concept, in all material respects).

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation) and subject as provided in Clause 11.1 (Illegality)), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any Security, or other claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)

cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

(a)	The Company (or the Parent on its behalf) may utilise a Term Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

(b)	A Borrower (or the Parent on its behalf) may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request for Utilisations to be made on the first Utilisation Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to a Term Facility, the Base Currency; and

(ii)	in relation to the Revolving Facility, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Utilisation must be:

(i)	an amount equal to EUR 10,000,000 for Facility A or, if less, the Available Facility; or

(ii)	an amount equal to EUR 10,000,000 for Facility B or, if less, the Available Facility; or

(iii)	for the Revolving Facility:

(A)	if the currency selected is the Base Currency, a minimum of EUR 5,000,000 or, if less, the Available Facility;

(B)	if the currency selected is dollars, a minimum of USD 5,000,000 or, if less, the Available Facility;

(C)	if the currency selected is sterling, a minimum of GBP 5,000,000 or, if less, the Available Facility; or

(D)	if the currency selected is an Optional Currency other than dollars or sterling, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (c) below, the amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings, each Lender’s participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Facility Commitments.

(d)	The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 37.1 (Payments to the Agent) by the Specified Time.

5.5	Limitations on Utilisations

(a)	The Revolving Facility shall not be utilised unless a Term Facility has been utilised but for the avoidance of doubt may be utilised on the same date the Term Loans are utilised.

(b)	A Term Facility may only be utilised if the Term Facilities are utilised pro rata on that date and Facility B may only be utilised if Facility B is utilised pro rata between Facility B1 and Facility B2 on that date.

(c)	The maximum aggregate Base Currency Amount of all Letters of Credit shall not exceed EUR 25,000,000.

(d)	The maximum aggregate amount of the Ancillary Commitments of all the Lenders shall not at any time exceed EUR 100,000,000.

5.6	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(c)	The Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Revolving Facility.

5.7	Clean down

The Parent shall ensure that the aggregate of the Base Currency Amounts of:

(a)	all Revolving Facility Loans (other than Separate Loans);

(b)	any cash loan element of the Ancillary Outstandings under all the Ancillary Facilities; and

(c)	(to the extent not included within paragraphs (a) and (b) above, any cash loans covered by a Letter of Credit or a letter of credit or guarantee issued under an Ancillary Facility as contemplated by the definition of Permitted Financial Indebtedness), shall not exceed EUR 30,000,000 for a period of not less than 5 successive Business Days in each of its Financial Years (as confirmed in a certificate signed by either the Chief Executive Officer or Chief Financial Officer of the Parent provided to the Agent within 20 Business Days after the end of each Financial Year). Not less than 3 months shall elapse between two such periods.

6.	UTILISATION - LETTERS OF CREDIT

6.1	The Revolving Facility

(a)	The Revolving Facility may be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.7 (Clean down), Clause 5 (Utilisation - Loans) does not apply to utilisations by way of Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower (or the Parent on its behalf) may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies the Borrower of the Letter of Credit;

(c)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Revolving Facility;

(e)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before the Termination Date applicable to the Revolving Facility unless the Borrower has provided cash cover in respect of the Base Currency Amount of such Letter of Credit, or the relevant Issuing Bank has agreed that the Letter of Credit on terms acceptable to the Issuing Bank, may continue to be operative notwithstanding the termination of this Agreement;

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank (acting reasonably).

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Subject to paragraph (c) of Clause 5.5 (Limitations on Utilisations), the amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	if the currency selected is the Base Currency, a minimum of EUR 5,000,000 or, if less, the Available Facility;

(ii)	if the currency selected is dollars, a minimum of USD 5,000,000 or, if less, the Available Facility;

(iii)	if the currency selected is sterling, a minimum of GBP 5,000,000 or, if less, the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than dollars or sterling, the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility.

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit, if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	other than in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit), no Default is continuing or would result from the proposed Utilisation; and

(ii)	in relation to any Utilisation on the first Utilisation Date, all the representations and warranties in Clause 24 (Representations) or, in relation to any other Utilisation, other than the renewal of a Letter of Credit in accordance with Clause 6.6 (Renewal of a Letter of Credit) the Repeating Representations to be made by each Obligor are true in all respects (or if a Repeating Representation does not contain a materiality concept, in all material respects).

(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to the proportion borne by its Available Commitment to the Available Facility (in each case in relation to the Revolving Facility) immediately prior to the issue of the Letter of Credit.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)	An Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. An Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. An Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	An Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(g)	Subject to paragraph (i) of Clause 32.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

(h)	An Issuing Bank may issue a Letter of Credit in the form of a SWIFT message or other form of communication customary in the relevant market but has no obligation to do so.

6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Parent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (b) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank (acting reasonably) is satisfied either that it will be returned to it or otherwise that no liability can arise under it.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any Lender under the Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover); and

(ii)	the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Parent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

6.8	Revaluation of Letters of Credit

(a)	If any Letters of Credit are then denominated in an Optional Currency, the Agent shall at six monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of each Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	The Parent shall, if requested by the Agent within twenty Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Revolving Facility Utilisations are prepaid and/or Ancillary Facilities are repaid or cancelled in accordance with the terms of this Agreement to prevent the Base Currency Amount of the Revolving Facility Utilisations exceeding the Total Revolving Facility Commitments (after deducting the total Ancillary Commitments) following any adjustment to a Base Currency Amount under paragraph (a) above.

6.9	Appointment of additional Issuing Banks

Any Lender which has agreed to the Parent’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Parent that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	LETTERS OF CREDIT

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested (or on behalf of which the Parent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately within 1 Business Days of written demand.

7.2	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it (or requested by the Parent on its behalf) and which appears on its face to be in order (in this Clause 7, a “claim”).

(b)	Each Borrower that requested the relevant Letter of Credit (or on whose behalf the Parent requested the Letter of Credit) shall within 1 Business Day of written demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	A claim under a Letter of Credit can be paid by a Revolving Facility Utilisation at the request of the Borrower and unless the Borrower notifies the Agent to the contrary upon demand for payment of any claim, the Borrower shall be deemed to have made such a request and to have given sufficient notice to enable a Revolving Facility Utilisation to be made to refinance that claim.

(d)	For the purposes of paying a claim mentioned in sub-paragraphs (b) and (c) above, unless the Agent has declared the Total Revolving Facility Commitments has been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable, a Utilisation of the Revolving Facility may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied and irrespective of whether Clause 4.4 (Maximum number of utilisations) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) are satisfied.

(e)	On the making of a Utilisation of the Revolving Facility to pay a claim:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Commitments; and

(ii)	the relevant Letter of Credit shall be cancelled.

(f)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(g)	The obligations of a Borrower under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.3	Indemnities

(a)	Except with respect to Taxes, each Borrower shall within 3 Business Days of demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Lender shall (according to its L/C Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	The Borrower which requested (or on behalf of which the Parent requested) a Letter of Credit shall within 3 Business Days of demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(d)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(e)	If a Borrower has provided cash cover in respect of a Lender’s participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender’s liability under paragraph (b) above.

(f)	The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(v)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover

(a)	If, at any time, a Lender under the Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling 10 Business Days after the request by the Issuing Bank, an amount equal to that Lender’s L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or

(ii)	in the case of a proposed Letter of Credit, the amount of that proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under this Agreement by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Subject to paragraph (f) below, withdrawals from such an account may only be made to pay the Issuing Bank amounts due and payable to it under this Agreement by the Non-Acceptable L/C Lender in respect of that Letter of Credit until no amount is or may be outstanding under that Letter of Credit.

(d)	Each Lender under the Revolving Facility shall notify the Agent and the Parent:

(i)	on the date of this Agreement or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Lenders), in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent and, upon delivery in accordance with Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent), to the Parent.

(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender’s status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender’s status as specified in that notice.

(f)	Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)	to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:

(A)	it ceases to be a Non-Acceptable L/C Lender;

(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake that Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within 10 Business Days of that Lender’s request (and shall cooperate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)	To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with this Clause 7.4 in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Parent (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may, at any time before the proposed Utilisation Date of that Letter of Credit, provide cash cover to an account with the Issuing Bank in an amount equal to that Non-Acceptable Lender’s L/C Proportion of the amount of that proposed Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)	a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non Acceptable L/C Lender and Borrower’s option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)	the Issuing Bank notifies the Parent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Non-Acceptable Lender’s L/C Proportion of the outstanding amount of that Letter of Credit; and

(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within 5 Business Days of the notice referred to in paragraph (b) above.

7.6	Regulation and consequences of cash cover provided by Borrower

(a)	Any cash cover provided by a Borrower pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) may be funded out of a Revolving Facility Loan and for these purposes the provisions of Clauses 4.2, 4.4 and 5.3(b) shall not apply to the drawdown of that Revolving Facility Loan.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;

(ii)	if:

(A)	the relevant Lender ceases to be a Non Acceptable L/C Lender (unless such Non Acceptable L/C Lender is cash covered or it is agreed between the Non Acceptable L/C Lender and the Company that such Non Acceptable L/C Lender will continue independently of this Agreement);

(B)	the relevant Lender’s obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake the relevant Lender’s obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within 5 Business Days of that Borrower’s request.

(c)	To the extent that a Borrower has provided cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender’s L/C Proportion in respect of that Letter of Credit will remain (but that Lender’s obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However the relevant Borrower’s obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit to the Agent (for the account of that Lender) in accordance with paragraph (b) of Clause 17.6 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides that cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	OPTIONAL CURRENCIES

8.1	Selection of currency

A Borrower (or the Parent on its behalf) shall select the currency of a Revolving Facility Utilisation in a Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower or the Parent to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

9.	ANCILLARY FACILITIES

9.1	Type of Facility

An Ancillary Facility may be by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; or

(f)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

9.2	Availability

(a)	If the Parent and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.

(b)	An Ancillary Facility shall not be made available unless, not later than 3 Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Parent:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender;

(E)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(F)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Parent and the Ancillary Lender.

9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Parent.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow a Lender’s Ancillary Commitment to exceed that Lender’s Available Commitment relating to the Revolving Facility (before taking into account the effect of the Ancillary Facility on that Available Commitment); and

(v)	must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid not later than the Termination Date applicable to the Revolving Facility (or such earlier date as the Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero) (unless it is agreed between the Ancillary Lender and the Company that such Ancillary Facility will continue independently of this Agreement).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 40.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent required to permit the netting of balances on those accounts; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.7 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date applicable to the Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Net Outstandings;

(ii)	the Total Revolving Facility Commitments have been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable in accordance with the terms of this Agreement;

(iii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for any Affiliate of the Ancillary Lender for the Ancillary Lender to do so); or

(iv)	both:

(A)	the Available Commitments relating to the Revolving Facility; and

(B)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Facility Utilisation.

(d)	For the purposes of repaying Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iv) above, unless the Agent has declared the Total Revolving Facility Commitments has been cancelled in full or all outstanding Utilisations under the Revolving Facility have become due and payable, a Utilisation of the Revolving Facility may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied and irrespective of whether Clause 4.4 (Maximum number of utilisations) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) are satisfied.

(e)	On the making of a Utilisation of the Revolving Facility to refinance Ancillary Outstandings:

(i)	each Lender will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Facility Utilisations then outstanding bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding as its Revolving Facility Commitment bears to the Total Revolving Commitments; and

(ii)	the relevant Ancillary Facility shall be cancelled.

(f)	If a Revolving Facility Utilisation is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

9.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

9.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this Clause 9.6:

(i)	“Revolving Outstandings” means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(A)	its participation in each Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Revolving Facility); and

(B)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliate) as an Ancillary Lender in respect of the Ancillary Facility); and

(ii)	“Total Revolving Outstandings” means the aggregate of all Revolving Outstandings.

(b)	If a notice is served under Clause 28.15 (Acceleration) (other than a notice declaring Utilisations to be due on demand), each Lender and each Ancillary Lender shall (subject to paragraph (g) below) promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Facility Commitment bears to the Total Revolving Facility Commitments, each as at the date the notice is served under Clause 28.15 (Acceleration).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(e)	All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders and the Agent’s Spot Rate of Exchange.

(f)	This Clause 9.6 shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Revolving Facility Utilisation or in another currency which is acceptable to that Lender.

9.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.8	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender. In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender’s name in Schedule 1 (The Original Lenders) and/or the amount of any Revolving Facility Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement.

(b)	The Parent shall specify any relevant Affiliate of a Lender in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.9	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Parent shall specify any relevant Affiliate of a Borrower in any notice delivered by the Parent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a

Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

9.10	Revolving Facility Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than the aggregate of:

(a)	its Ancillary Commitment; and

(b)	the Ancillary Commitment of its Affiliates.

9.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 43 (Amendments and Waivers) will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT

10.1	Repayment of Term Loans

(a)	The Company shall repay the aggregate Facility A Loans in full on the Termination Date.

(b)	The Company shall repay the aggregate Facility B Loans in full on the Termination Date.

10.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:

(i)	one or more Revolving Facility Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and

(ii)	the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Parent notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(A)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 37.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

(2)	each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 37.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

(B)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 37.1 (Payments to the Agent); and

(2)	each Lender will be required to make a payment under Clause 37.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Facility Loans then outstanding will be automatically extended to the Termination Date applicable to the Revolving Facility and will be treated as separate Revolving Facility Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than 3 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender’s participation has not been transferred pursuant to Clause 43.6 (Replacement of Lender), each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, the Issuing Bank shall not be obliged to issue any Letter of Credit;

(c)	the Parent shall procure that each Obligor shall use all commercially reasonable endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time; and

(d)	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Revolving Facility shall cease to be available for the issue of Letters of Credit until such time as an Issuing Bank (or replacement Issuing Bank) is appointed.

11.3	Voluntary cancellation

(a)	Subject to paragraph (b) below the Parent may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000) of an Available Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

(b)	The Parent shall not cancel any part of the Available Commitment with respect to a Term Facility unless at the same time it cancels a pro rata amount of the Available Commitments for each Term Facility.

11.4	Voluntary prepayment of Term Loans

(a)	The Company may, if it or the Parent gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Term Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Term Loan by a minimum amount of EUR 10,000,000).

(b)	A Term Loan may only be prepaid after the last day of the Availability Period for the applicable Facility (or, if earlier, the day on which the applicable Available Facility is zero).

11.5	Voluntary prepayment of Revolving Facility Utilisations

A Borrower to which a Revolving Facility Utilisation has been made may, if it or the Parent gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Utilisation by a minimum amount of EUR 5,000,000).

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 18.2 (Tax gross-up);

(ii)	any Lender or Issuing Bank claims indemnification from the Parent or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs); or

(iii)	at any time on or after the date which is six months before the earliest FATCA Application Date for any payment by a Party to a Lender (or to the Agent for the account of that Lender), that Lender is not, or has ceased to be, a FATCA Exempt Party and, as a consequence, a Party will be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date, the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Deduction continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations; or

(B)	(if such circumstances relate to an Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letters of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Parent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Lender’s participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents.

11.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	MANDATORY PREPAYMENT AND CANCELLATION

12.1	Change of control

Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of the Group to a person other than a wholly owned Subsidiary of the Parent which is an Obligor whether in a single transaction or a series of related transactions, the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

12.2	Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow

(a)	For the purposes of this Clause 12.2, Clause 12.3 (Application of mandatory prepayments and cancellations) and Clause 12.4 (Mandatory Prepayment Accounts and Holding Accounts):

“Disposal Proceeds” means the net cash consideration received by any member of the Group for any Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	all costs and expenses (including, without limitation, relocation costs) which are incurred by any member of the Group with respect to that Disposal to persons who are not members of the Group, including for the avoidance of doubt the repayment of any liability owed to a third party in respect of the obligations of that entity;

(ii)	any Tax incurred (and reserves in respect thereof) by the seller in connection with that Disposal;

(iii)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with the Disposal;

(iv)	costs incurred preparing the asset for Disposal (including, without limitation, any restructuring costs and any relocation costs incurred by any member of the Group in respect of the Disposal);

(v)	amounts repaid to the entity disposed of in respect of intra-Group indebtedness; and

(vi)	third party debt secured on the assets disposed of which is repaid out of those proceeds.

(vii)	amounts required to be held in escrow pending determination of whether a purchase price adjustment or indemnity or other payment or adjustment will be made, for so long as and to the extent held in escrow; and

(viii)	in respect of a Disposal of an asset, any sums required to be set aside for payment to minority shareholders or holders of minority interests in the company that owned such asset.

“Excluded Disposal Proceeds” means each of:

(i)	the proceeds of any Disposal referred to in any of paragraphs (a) to (m) (inclusive) of the definition of Permitted Disposal or which does not exceed EUR 2,500,000; and

(ii)

the proceeds of an individual Disposal (net of the items deducted pursuant to paragraphs (i) to (viii) of the definition of “Disposal Proceeds”) not otherwise excluded under paragraph (i) above which when aggregated with the proceeds of other Disposals (net of the items deducted pursuant to paragraphs (i) to (viii) of the definition of “Disposal Proceeds”) not otherwise excluded under paragraph (i) above received in the same Financial Year to the extent they do not exceed EUR 10,000,000 (or its currency equivalent) in aggregate;

“Excluded Insurance Proceeds” means each of:

(i)	the proceeds of an insurance claim (net of items deducted pursuant to paragraphs (i) to (vi) of the definition of “Insurance Proceeds”) not otherwise excluded under paragraph (ii) below which when aggregated with any other proceeds of an insurance claim (net of items deducted pursuant to paragraph (i) to (vi) of the definition of “Insurance Proceeds”) not otherwise excluded under paragraph (ii) below, in each case received in the same Financial Year to the extent they do not exceed EUR 5,000,000 (or its equivalent) in any one Financial Year; and

(ii)	the proceeds of any insurance claim which are applied or are intended by a member of the Group to be applied or are committed to be applied within 12 Months (or such longer period as the Majority Lenders may agree) of being received by the relevant member of the Group (and if committed to be applied within such period, are actually applied within 18 Months of receipt):

(A)	to meet a third party claim;

(B)	to cover operating losses in respect of which the relevant insurance claim was made; or

(C)	are applied to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made and/or the adaptation of existing assets to perform the function of the damaged, destroyed or lost assets; and

“Financing Proceeds” means an amount equal to any Financial Indebtedness raised by the Group (not falling within paragraphs (a)-(h) (inclusive) and (j), (k), (m)-(r) of Permitted Financial Indebtedness).

“Floatation” means:

(i)	a successful application being made for the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group other than an Individual Investor Company) to the Official List maintained by the FSA and the admission of any part of the share capital of any member of the Group (or Holding Company of any member of the Group other than an Individual Investor Company) to trading on the London Stock Exchange plc, NYSE Euronext or any other exchange or market in any country; or

(ii)	the grant of permission to deal in any part of the issued share capital of any member of the Group (or Holding Company of any member of the

Group other than an Individual Investor Company) on the Alternative Investment Market or the Main Board or the Growth Market of the ICAP Securities & Derivatives Exchange (ISDX) or on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any exchange or market replacing the same or any other exchange or market in any country, which, in each case, does not constitute a Change of Control.

“Floatation proceeds” means all proceeds of a Floatation which are received by the Group after deducting reserves, fees, out-of-pocket costs and expenses actually incurred by any member of the Group or a Holding Company of a member of the Group to persons who are not members of the Group or who are not a Holding Company of a member of the Group in connection with such Floatation.

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000.

“Insurance Proceeds” means the net cash proceeds of any insurance claim under any insurance maintained by any member of the Group for loss or damage to property (excluding, for the avoidance of doubt, any advance loss of profits insurance proceeds, any business interruption proceeds and any proceeds which a member of the Group is required to pay to any third party) except for Excluded Insurance Proceeds and after deducting:

(i)	all costs and expenses (including, without limitation, relocation costs) in relation to that claim which are incurred by any member of the Group to persons who are not members of the Group;

(ii)	reimbursement of members of the Group who have made good the loss/damage;

(iii)	in respect of any insurance claim of any asset of a Joint Venture, any part of such proceeds which are attributable to (and payable or creditable to) any holder (which is not a member of the Group) of minority interests in the asset of or in the entity making such insurance claim;

(iv)	sums due from the proceeds to minority shareholders;

(v)	amounts reserved for liability associated with the subject of the claim; and

(vi)	any Tax incurred (or reserved against) by a member of the Group,

in each case in relation to that insurance claim or the proceeds thereof.

“Report Proceeds” means the proceeds of a claim (a “Recovery Claim”) against the provider of any Report (in its capacity as a provider of that Report) (received by a member of the Group at a time when an Event of Default is continuing), and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)	any Tax incurred (or reserved against) and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance).

in each case in relation to that Recovery Claim.

(b)	The Parent shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 12.3 (Application of mandatory prepayments and cancellations):

(i)	the amount of Disposal Proceeds;

(ii)	the amount of Financing Proceeds;

(iii)	the amount of Insurance Proceeds;

(iv)	the amount of Report Proceeds;

(v)	the amount equal to the Relevant Percentage of Floatation Proceeds where “Relevant Percentage” means the percentage amount set out below opposite the range in which Leverage as calculated on the most recent Quarter Date prior to the Floatation falls:

Leverage	Relevant percentage
Greater than or equal to 4.75:1	85%
Less than 4.75:1 but greater than or equal to 3.50:1	60%
Less than 3.50:1 but greater than or equal to 2.50:1	25%
Less than 2.50:1	0%

(vi)	the amount equal to the Relevant Percentage of Excess Cashflow for any Financial Year ending after 1 January 2014 where “Relevant Percentage” means the percentage amount set out below opposite the range for Leverage in respect of that Financial Year as calculated by reference to the financial statements provided under paragraph (a)(i) of Clause 25.1 (Financial statements):

Leverage	Relevant percentage
Greater than or equal to 4.75:1	75%
Less than 4.75:1 but greater than or equal to 3.50:1	50%
Less than 3.50:1 but greater than or equal to 2.50:1	25%
Less than 2.50:1	0%

12.3	Application of mandatory prepayments and cancellations

(a)	A prepayment of Utilisations or cancellation of Available Commitments made under Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) shall be applied in the following order:

(i)	first, in prepayment of Term Loans as contemplated in paragraphs (b) to (e) inclusive below;

(ii)	secondly, in cancellation of Available Commitments under the Revolving Facility (and the Available Commitments of the Lenders under the Revolving Facility will be cancelled rateably);

(iii)	thirdly, in prepayment of Revolving Facility Utilisations such that:

(A)	outstanding Revolving Facility Loans shall be prepaid on a pro rata basis; and

(B)	outstanding Revolving Facility Loans shall be prepaid before outstanding Letters of Credit (which shall then be prepaid on a pro rata basis)),

and cancellation, in each case, of the corresponding Revolving Facility Commitments; and

(iv)	then, in:

(A)	repayment of the Ancillary Outstandings (and cancellation of corresponding Ancillary Commitments); and

(B)	cancellation of Ancillary Commitments

(on a pro rata basis) and cancellation, in each case, of the corresponding Revolving Facility Commitments.

(b)	Unless the Parent makes an election under paragraph (d) below, the Borrowers shall prepay Loans at the following times:

(i)	in the case of any prepayment relating to the amounts of Disposal Proceeds, Financing Proceeds, Insurance Proceeds or Report Proceeds, promptly upon receipt of those proceeds; and

(ii)	in the case of any prepayment relating to an amounts of Floatation Proceeds or Excess Cashflow, within 45 days of delivery pursuant to Clause 25.1 (Financial statements) of the annual consolidated accounts of the Parent for the relevant Financial Year.

(c)	A prepayment under Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) shall prepay the Term Loans in amounts which reduce the Facility A Loan, and the Facility B Loan by the same proportion unless a Lender under a Facility B2 Loan elects to waive all or part of its share of the prepayment under Clause 13.8 (Payment elections) in which case the Facility A Loans and Facility B1 Loans will in addition be prepaid in pro rata amounts equal in aggregate to the waived prepayment.

(d)	Subject to paragraph (e) below, the Parent may elect that any prepayment under Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Parent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(e)	If the Parent has made an election under paragraph (d) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

12.4	Mandatory Prepayment Accounts and Holding Accounts

(a)	The Parent shall ensure that:

(i)	Disposal Proceeds, Financing Proceeds, Floatation Proceeds, Insurance Proceeds and Report Proceeds in respect of which the Parent has made an election under paragraph (d) of Clause 12.3 (Application of mandatory prepayments and cancellations) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group;

(ii)	Reinvestment Amounts are paid into a Holding Account as soon as reasonably practicable after receipt by a member of the Group; and

(iii)	an amount equal to any Excess Cashflow in respect of which the Parent has made an election under paragraph (d) of Clause 12.3 (Application of mandatory prepayments and cancellations) is paid into a Mandatory Prepayment Account promptly after such election.

(b)	The Parent and each Borrower irrevocably authorise the Agent to apply:

(i)	amounts credited to the Mandatory Prepayment Account; and

(ii)	amounts credited to the Holding Account which have not been applied in reinvestment or reinstatement within the relevant time period (or such longer time period as the Majority Lenders may agree),

to pay amounts due and payable under Clause 12.3 (Application of mandatory prepayments and cancellations) The Parent and each Borrower also irrevocably authorise the Agent to transfer any amounts credited to the Holding Account referred to in this paragraph (b) to the Mandatory Prepayment Account pending payment of amounts due and payable under the Finance Documents (but if all such amounts have been paid any such amounts remaining credited to the Mandatory Prepayment Account may (unless an Acceleration Event has occurred) be transferred back to the Holding Account).

(c)	A Lender, Security Agent or Agent with which a Mandatory Prepayment Account or Holding Account is held acknowledges and agrees that (i) interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing and (ii) each such account is subject to the Transaction Security.

12.5	Excluded proceeds

Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Parent shall use its reasonable endeavours to ensure that those amounts are used for that purpose and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in the relevant definition.

12.6	Payments subject to law etc.

If:

(a)	any amount is required to be applied in prepayment of the Facility under Clause 12.2 (Disposal, Financing, Flotation, Insurance and Report Proceeds and Excess Cashflow) but, in order to be so applied, monies need to be up streamed or otherwise transferred (including for the avoidance of doubt where a member of the Group makes a payment to the Agent to discharge liabilities owed by another member of the Group) from one member of the Group to another member of the Group to effect that prepayment

(b)	those moneys cannot be so up streamed or transferred without:

(i)	breaching a financial assistance prohibition or other legal or regulatory restriction applicable to a member of the Group (or any of its directors); or

(ii)	any member of the Group incurring a Tax or other cost which is greater than 3% of the amount required to be applied in prepayment,

then:

(A)	subject to sub-paragraph (B) below, there will be no obligation to make that prepayment in such manner until that impediment no longer applies; and

(B)	the Parent shall procure that all relevant members of the Group will use their reasonable endeavours to overcome such impediment and use the other freely available cash resources of the Group to make the prepayment; and

(C)	if at any time within 12 Months of the receipt of monies that would otherwise be upstreamed, the restrictions in paragraph (b) above are removed any relevant proceeds will be applied in prepayment of the Facility at the end of the next Interest Period; and

(D)	the Company shall promptly notify the Agent of any payment which would be required to be made under Clause 12.2 (Disposal, Financing, Flotation, Insurance and Report Proceeds and Excess Cashflow) but for the provisions of this Clause 12.6 and, upon request by the Agent (acting reasonably), the Company shall provide reasonable details and calculations of the Tax and other costs to the Group which would prevent such payment being made.

13.	RESTRICTIONS

13.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation), or paragraph (d) of Clause 12.3 (Application of Mandatory prepayments and cancellations) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent’s receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (d) of Clause 12.3 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Parent or the affected Lender, as appropriate.

13.8	Prepayment elections

The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Facility B2 Loan under Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow). A Lender may, if it gives the Agent not less than 5 Business Days’ prior notice, elect to waive all or a specified part of its share of that prepayment of Facility B2 if the amount waived can be applied to prepay Facility A Loans and Facility B1 Loans.

13.9	Effect of repayment and prepayment on Commitments

If all or part of any Lender’s participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender’s Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

13.10	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality) or Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank)) shall be applied pro rata to each Lender’s participation in that Utilisation.

SECTION 5

COSTS OF UTILISATION

14.	INTEREST

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

14.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)	If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements shows that a higher Margin should have applied during a certain period, then the Parent shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

14.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

14.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent) of the determination of a rate of interest under this Agreement.

15.	INTEREST PERIODS

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Parent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this Clause 15, a Borrower (or the Parent) may select an Interest Period of one, two, three or six Months in relation to a Revolving Loan and of three or six Months in relation to a Facility A or Facility B Loan or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Facility Loan has one Interest Period only.

(h)	Prior to the Syndication Date, Interest Periods shall be one Month or such other period as the Agent and the Parent may agree and any Interest Period which would otherwise end during the Month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.3	Consolidation of Facility A Loans and Facility B Loans

(a)	Subject to paragraph (a) below, if two or more Facility A Loans or two or more Facility B Loans in each case made to the same Borrower have Interest Periods that end on the same date, those Facility A Loans or, as the case may be, Facility B Loans will, unless the Company (or the Parent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan or, as the case may be, Facility B Loan with effect from the first day of that subsequent Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of utilisations) and Clause 5.3 (Currency and amount) if a Borrower (or the Parent on its behalf) requests in a Selection Notice that a Facility A Loan (or equally a Facility B Loan) be divided into two or more Facility A Loans (or Facility B Loans), that Facility A Loan (or Facility B Loan) will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan (or Facility B Loan) before its division.

16.	CHANGES TO THE CALCULATION OF INTEREST

16.1	Absence of quotations

Subject to Clause 16.2 (Market disruption) if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

16.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling 3 Business Days after the Quotation Day (or, if earlier, on the date falling 3 Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than LIBOR or, in relation to any Loan in euro, EURIBOR; or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR or in relation to a loan in euro, EURIBOR.

(c)	If a Market Disruption Event occurs the Agent shall, as soon as is practicable, notify the Parent.

(d)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

16.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

16.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

17.	FEES

17.1	Commitment fee

(a)	The Parent shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:

(i)	40% of the Margin applicable to Facility A on that Lender’s Available Commitment under Facility A for the period from the first Utilisation Date to the last day of the Availability Period applicable to Facility A;

(ii)	40% of the Margin applicable to Facility B on that Lender’s Available Commitment under Facility B for the period from the first Utilisation Date to the last day of the Availability Period applicable to Facility B;

(iii)	40% of the Margin applicable to the Revolving Facility on that Lender’s Available Commitment under the Revolving Facility for the period from and including the first Utilisation Date to but excluding the last day of the Availability Period applicable to the Revolving Facility.

(b)	The accrued commitment fee on each Term Facility is payable at the end of each successive period of three Months after the first Utilisation Date thereafter and on the last day of the Availability Period for that Term Facility.

(c)	The accrued commitment fee on the Revolving Facility is payable on the last day of each successive period of three Months after the first Utilisation Date which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(d)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

17.2	Arrangement fee

The Parent shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

17.3	Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

17.4	Security Agent fee

The Parent shall pay to the Security Agent (for its own account) a security agent fee in the amount and at the times agreed in a Fee Letter.

17.5	Utilisation Fee

(a)	The Parent shall pay the Agent (for the account of the Lenders under the Revolving Facility) a utilisation fee in an aggregate amount calculated at a rate of:

(i)	0.25% per annum on the amount of the Revolving Facility Utilised Amount outstanding for the period that the amount of the Revolving Facility Utilised Amount outstanding is higher than 0% but equal to but less than 50% of the Total Revolving Facility Commitments: and

(ii)	0.5% per annum on the amount of the Revolving Facility Utilised Amount outstanding for the period that the amount of the Revolving Facility Utilised Amount outstanding is higher than 50% of the Total Revolving Facility Commitments.

For the purposes of the above, “Revolving Facility Utilised Amount” means, on any date, the aggregate of the Base Currency Amount of all Revolving Facility Loans, all Letters of Credit and all Ancillary Commitments on such date.

(b)	The accrued utilisation fee shall be calculated on a day-to-day basis shall be payable:

(i)	quarterly in arrear from the date of first Utilisation; and

(ii)	on the Termination Date for the Revolving Facility.

17.6	Fees payable in respect of Letters of Credit

(a)	The Company shall pay to each Issuing Bank a fronting fee at such rate as may be agreed between the Company and such Issuing Bank on the outstanding amount which is counter-indemnified by the other Lenders of each Letter of Credit issued by such Issuing Bank for the period from the issue of that Letter of Credit until its Expiry Date.

(b)	The Company or each relevant Borrower shall pay to the Agent (for the account of each Lender) a Letter of Credit fee in the Base Currency (computed at the rate equal to the Margin applicable to a Revolving Facility Loan) on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(c)	The accrued fronting fee and Letter of Credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit. If the outstanding amount of a Letter of Credit is reduced, any fronting fee and Letter of Credit fee accrued in respect of the amount of that reduction shall be payable on the day that that reduction becomes effective.

17.7	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

17.8	Facility B2 prepayment fee

Any prepayment of a Facility B2 Loan under Clause 11.4 (Voluntary prepayment of Term Loans) within the first year following the first Utilisation Date in relation to a Facility B2 Loan shall be subject to a 1% redemption premium on the principal amount repaid.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

18.	TAX GROSS UP AND INDEMNITIES

18.1	Definitions

In this Agreement:

“FATCA Payment” means either:

(a)	the increase in a payment made by an Obligor to a Finance Party under Clause 18.8 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 18.9 (FATCA Deduction by a Finance Party); or

(b)	a payment under paragraph (d) of Clause 18.9 (FATCA Deduction by a Finance Party).

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross-up) or a payment under Clause 18.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the jurisdiction in which the relevant Obligor is incorporated through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction in which the relevant Obligor is incorporated which makes provision for full exemption from tax imposed on interest by the jurisdiction in which the relevant Obligor is incorporated.

Unless a contrary indication appears, in this Clause 18 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

18.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender or Issuing Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction and in particular that Treaty Lender shall make such claims and file such documents as may be required for that Treaty Lender to validly apply to the appropriate tax authorities for the benefit of the relevant Treaty as soon as reasonably practicable after that Treaty Lender becomes a Party to this Agreement.

18.3	Tax indemnity

(a)	The Parent shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross-up), Clause 18.8 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 18.9 (FATCA Deduction by a Finance Party); or

(B)	is compensated for by a payment under paragraph (d) of Clause 18.9 (FATCA Deduction by a Finance Party).

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

18.5	Stamp taxes

The Parent shall pay and, within three Business Days of demand, indemnify each Secured Party and Arranger against any cost, loss or liability that Secured Party or Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

18.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 18.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

18.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100 per cent., until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

18.8	FATCA Deduction and gross-up by Obligor

(a)	If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Parent shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Parent and that Obligor.

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

18.9	FATCA Deduction by a Finance Party

(a)	Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 37.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 37.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Company, the relevant Obligor and the relevant Finance Party.

(d)	The Company shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)	A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

18.10	Tax Credit and FATCA

If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by the Obligor.

19.	INCREASED COSTS

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions) the Parent shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Clause:

“Increased Costs” means, without double counting:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

“Bank Levy” means:

(i)	the UK bank levy as set out in the Finance Act 2011;

(ii)	the Dutch bankenbelasting as set out in the Bank Levy Act (Wet bankenbelasting); and

(iii)	the German bank levy as set out in the German Restructuring Fund Act 2010.

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and

(ii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;

(iii)	compensated for by paragraph (d) of Clause 18.9 (FATCA Deduction by a Finance Party);

(iv)	compensated for by Clause 18.3 (Tax indemnity) (or would have been compensated for under Clause 18.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 18.3 (Tax indemnity) applied);

(v)	compensated for by the payment of the Mandatory Cost;

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(vii)	attributable to a Bank Levy; or

(viii)	attributable to the implementation or application of or compliance with the revisions to the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 19.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 18.1 (Definitions).

20.	OTHER INDEMNITIES

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Parent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Arranger and each other Finance Party against any cost, loss or liability reasonably incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 36 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Parent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by a Secured Party); or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

(b)	The Parent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate, against any cost, loss or liability reasonably incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the default, gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 20.2 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

20.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability reasonably incurred by the Agent as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction from a member of the Group which it reasonably believes to be genuine, correct and appropriately authorised.

20.4	Indemnity to the Security Agent

(a)	The Parent shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them (acting reasonably, except in relation to paragraph (iii) below) as a result of:

(i)	acting or relying on any notice, request or instruction from a member of the Group which it reasonably believes to be genuine, correct and appropriately authorised;

(ii)	the taking, holding or protection of the Transaction Security;

(iii)	the enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law; or

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 20.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

21.	MITIGATION BY THE LENDERS

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality) (or, in respect of an Issuing Bank, Clause 11.2 (Illegality in relation to Issuing Bank)), Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs) or Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Parent shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	COSTS AND EXPENSES

22.1	Transaction expenses

(a)	On or after the date of the first Utilisation, the Parent shall, promptly on demand, pay the Agent, the Arranger, any Issuing Bank and the Security Agent the amount of all third party costs and expenses (including third party legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the date of this Agreement.

(b)	If any such cost or expense is incurred under this Clause 22.1 prior to the first Utilisation Date, all costs and expenses due to the Agent, Arranger, any Issuing Bank or the Security Agent shall become payable on or after the first Utilisation Date.

22.2	Amendment costs

If:

(a)	Subject to sub-paragraph (b), below, if:

(i)	an Obligor requests an amendment, waiver or consent; or

(ii)	an amendment is required pursuant to Clause 37.10 (Change of currency),

the Parent shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

(b)	If such amendment cost is incurred under this Clause 22.2 prior to the first Utilisation Date, all costs and expenses due to the Agent or the Security Agent shall become payable on or after the first Utilisation Date.

22.3	Security Agent’s management time and additional remuneration

(a)	In the event of an Event of Default which is continuing and the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

(b)	If the Security Agent and the Parent fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Parent or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Parent) and the determination of any investment bank shall be final and binding upon the Parties.

22.4	Enforcement and preservation costs

The Parent shall, within three Business Days of demand, pay to the Arranger and each other Secured Party the amount of all costs and expenses (including legal fees) reasonably (other than in relation to enforcement) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

23.	GUARANTEE AND INDEMNITY

23.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally (but subject to any limitations set out in Clause 23.11 (Guarantee Limitations – The Netherlands) or in any Accession Deed by which such Guarantor becomes a party hereto) jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non- observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

23.5	Guarantor Intent

Without prejudice to the generality of Clause 23.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 23.

23.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 37 (Payment Mechanics).

23.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	Guarantee Limitations – The Netherlands

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of Article 2:98c of the Dutch Civil Code and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

23.12	Guarantee Limitations

This guarantee, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Guarantor.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

24.	REPRESENTATIONS

24.1	General

The Parent and, save where the representation and warranty is expressed to be given by the Parent, each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party.

24.2	Status

(a)	It and each of its Subsidiaries which is a Material Company, is a stock corporation, limited partnership, limited liability corporation, company limited by shares, public limited company, naamloze vennootschap, sociedad de responsabilidad limitada, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	It and each of its Subsidiaries which is a Material Company has the power to own its assets and carry on its business as it is being conducted.

24.3	Binding obligations

Subject to the Legal Reservations and any Perfection Requirements the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations.

24.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and its granting of the Transaction Security pursuant to the Agreed Security Principles do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument in each case to the extent or in a manner that such conflict has or could reasonably be expected to have a Material Adverse Effect.

24.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken or will, as soon as reasonably practicable and in any case by the time required, take all necessary corporate action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

24.6	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations and Perfection Requirements, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its material obligations in the Transaction Documents to which it is or will be a party; and

(ii)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been (or will be by the time they are required) obtained or effected and are (or when obtained will be) in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities (as currently being conducted) have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

24.7	Insolvency

No:

(a)	corporate action, legal proceeding or other legal procedure or step described in paragraph (a) of Clause 28.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 28.8 (Creditors’ process),

has been taken or, to the knowledge of the Parent, threatened (and in each case is outstanding) in relation to any Material Company; and none of the circumstances described in Clause 28.6 (Insolvency) applies to any Material Company.

24.8	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

24.9	No misleading information

Save as disclosed in writing to the Agent and the Arranger prior to the date of this Agreement (or, in relation to the Information Memorandum, prior to the date of the Information Memorandum):

(a)	any factual information (taken as a whole) provided by or on behalf of the Parent contained in the Information Memorandum or the Information Package was, so far as it was then aware, true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

(b)	the Base Case Model was prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model were prepared on the basis of then recent historical information, and were based on assumptions that the Parent in good faith at the time believed to be fair and reasonable and were approved by the board of directors of the Parent;

(c)	any financial projection or forecast prepared by the Parent contained in the Information Memorandum has been prepared on the basis of recent historical information and on the basis of assumptions considered at the time to be fair and reasonable (as at the date of the relevant report or document containing the projection or forecast) and arrived at after careful consideration;

(d)	the expressions of opinion or intention provided by or on behalf of the Parent for the purposes of the Information Memorandum were made at that time after careful consideration and (as at the date made) were based on grounds that the Parent in good faith at the time believed to be fair and reasonable;

(e)	so far as the Parent was aware at the time, no event or circumstance had occurred or arisen and no information had been omitted from the Information Memorandum or the Information Package and no information had been given or withheld that resulted in any material factual information contained in the Information Memorandum or the Information Package being untrue or misleading in any material respect as at the date it was prepared;

(f)	all material factual information provided to a Finance Party by or on behalf of the Investors, the Parent or the Company in connection with the Acquisition and/or the Target Group on or before the date of this Agreement and not superseded before that date (whether or not contained in the Information Package) was, so far as the Parent was aware at the time, accurate and not misleading in any material respect; and

(g)	all other written information provided by any member of the Group to a Finance Party under the Finance Documents was, so far as the Parent was aware at that time, true, and accurate in all material respects as at the date it was provided and is not misleading in any respect.

24.10	Original Financial Statements

So far as the Parent is aware:

(a)	the Original Financial Statements of the Target were prepared in accordance with the Accounting Principles consistently applied unless expressly disclosed to the Agent in writing to the contrary or expressed to the contrary in those Original Financial Statements.

(b)	the Original Financial Statements of the Target give a true and fair view of its financial condition and results of operations of the Target Group) during the relevant financial year unless expressly disclosed to the Agent in writing to the contrary.

(c)	there has been no change in its property, assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Parent) since the date of the Accountant’s Report which could reasonably be expected to have a Material Adverse Effect.

24.11	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so adversely determined, are reasonably likely to have a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance cover in respect thereof) have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

24.12	No breach of laws

To the best of its knowledge, no member of the Group is in breach of any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

24.13	Environmental laws

To the best of the Parent’s knowledge after due enquiry, other than as disclosed in the Reports, no Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group other than frivolous or vexatious claims where that claim is reasonably likely to be adversely determined and if so adversely determined against that member of the Group, is reasonably likely to have a Material Adverse Effect (taking into account reserves made or the benefit of warranties, indemnities or insurance cover in respect thereof).

24.14	Anti-corruption law

So far as the Parent is aware after due enquiry, each member of the Group has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

24.15	Good title to assets

It and each of its Subsidiaries that is a Material Company has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted save where it would not reasonably be likely to have a Material Adverse Effect.

24.16	Legal and beneficial ownership

(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	All the Target Shares acquired by the Company pursuant to the Offer will be legally and beneficially owned by the Company as owner of those shares and assets free from any claims, third party rights or competing interests other than Permitted Security permitted under Clause 27.13 (Negative pledge).

24.17	Intellectual Property

Other than as disclosed in the Reports, the Parent is not aware of any circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Intellectual Property which is reasonably likely to have a Material Adverse Effect taking into account reserves made or insurance cover in respect thereof.

24.18	Group Structure Chart

So far as the Parent is aware, assuming the first Utilisation Date has occurred, the Group Structure Chart delivered to the Agent pursuant to Part IA (Conditions precedent to Launch of the Offer) of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects and shows each member of the Group, that is a Material Company, including its current name and company registration number and jurisdiction of incorporation.

24.19	Offer Documents, disclosures and other Documents

The Offer Documents (taken as a whole) contain all the material terms of the Acquisition.

24.20	Centre of main interests and establishments

If such Obligor is incorporated within the European Union for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its Original Jurisdiction.

24.21	Holding Companies

Except:

(a)	as permitted pursuant to Clause 27.10 (Holding Companies);

(b)	as may arise under the Transaction Documents;

(c)	as contemplated by the Structure Memorandum; and

(d)	for Acquisition Costs,

before the date of this Agreement neither the Parent nor the Company has traded or incurred any liabilities or commitments (actual or contingent, present or future) other than in the case of the Parent acting as a Holding Company of the Company.

24.22	Economic Sanctions

(a)	No Obligor, nor, to the knowledge of any Obligor, any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction in violation of Sanctions.

(b)	No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity of or business with any person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that resulted in any violation by any person (including any Finance Party) of Sanctions.

24.23	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made by each Original Obligor on the date of this Agreement except for the representations and warranties set out in Clause 24.9 (No Misleading Information) which are deemed to be made by the Parent only and with respect to the Information Memorandum only on the date the Information Memorandum is approved by the Parent.

(b)	All the representations and warranties in this Clause 24 are deemed to be made by the Company and, save where otherwise provided, each Obligor on the first Utilisation Date except for the representation and warranties set out in Clause 24.9 (No Misleading Information) which are deemed to be made by the Parent only.

(c)	The representations and warranties in paragraphs (a) to (e) of Clause 24.9 (No misleading information) are deemed to be made by the Parent on the Syndication Date.

(d)	The Repeating Representations are (save where otherwise provided) deemed to be made by each Obligor on the date of each Utilisation Request and on the first day of each Interest Period.

(e)	All the Repeating Representations and the representations and warranties in Clause 24.22 (Economic Sanctions) are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor but only in respect of itself (and to the extent provided for in the Repeating Representation of its subsidiaries).

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made except to the extent that any such representations or warranty relates to the circumstances existing on a particular date, in which case that representation or warranty will be made by reference only to the circumstances on that date.

25.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 25 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 25:

“Annual Financial Statements” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 25.1 (Financial statements).

“Quarterly Financial Statements” means the financial statements delivered pursuant to paragraph (b) of Clause 25.1 (Financial statements).

25.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its Financial Years:

(i)	its audited consolidated financial statements for that Financial Year; and

(ii)	the financial statements (consolidated if appropriate and audited if available) of each Obligor for that Financial Year if requested by the Agent unless not required to be prepared under local law;

(b)	as soon as they are available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years beginning on the second Quarter Date falling after the first Utilisation Date its consolidated financial statements for that Financial Quarter; and

(c)	as soon as they are available, but in any event within 30 days after the end of each month beginning on the third full month falling after the first Utilisation Date its financial statements on a consolidated basis for that month (to include cumulative management accounts for the Financial Year to date).

25.2	Provision and contents of Compliance Certificate

(a)	The Parent shall supply a Compliance Certificate to the Agent with each set of its audited consolidated Annual Financial Statements and each set of its Quarterly Financial Statements.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 26 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by either the Chief Executive Officer or Chief Financial Officer of the Parent and, if required to be delivered with the consolidated Annual Financial Statements of the Parent, shall be reported on by the Parent’s Auditors in the form agreed by the Parent and the Agent, if still the general market practice of auditors to do so.

25.3	Requirements as to financial statements

(a)	The Parent shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Parent shall procure that:

(i)	each set of Annual Financial Statements shall be audited by the Auditors;

(ii)	each set of Quarterly Financial Statements includes a cashflow forecast in respect of the Group relating to the six month period commencing at the end of the relevant Financial Quarter and accompanied by a statement by the directors of the Parent commenting on the performance of the Group for the quarter to which the financial statements relate and any material developments or proposals affecting the Group or its business.

(b)	Each set of financial statements delivered pursuant to Clause 25.1 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view of (in the case of Annual Financial Statements for any Financial Year), or fairly representing (in other cases), its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the Annual Financial Statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those Annual Financial Statements;

(ii)	in the case of consolidated financial statements of the Group, shall be accompanied by a statement by the directors of the Parent comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and

(iii)

shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Base Case Model (except that the consolidated financial statements of the Group shall have an Accounting Reference Date of 31 December in each year and the financial reference periods may differ from those in the Base Case Model accordingly) unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in the Accounting Principles, reference periods or the accounting practices and its Auditors (or, if appropriate, the Auditors of the Obligor) deliver to the Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles, reference periods or accounting practices upon which the Base Case Model were prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 26 (Financial Covenants) has been complied with, to determine the Margin as set out in the definition of “Margin”, to determine the amount of any prepayments to be made from excess cashflow under Clause 12 .2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model (in the case of an Obligor).

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model were prepared.

(c)	If the Company notifies the Agent of a change in accordance with sub-paragraph (b) (iii) above then the Company and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Company or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 26 (Financial Covenants) and any other terms of this Agreement which those auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by those auditors, or as the case may be, accountants. The cost and expense of those auditors or accountants shall be for the account of the Company.

25.4	Budget

(a)	The Parent shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years, an annual Budget for that Financial Year.

(b)	The Parent shall ensure that each Budget:

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss, balance sheet and cashflow statement for the Group, projected financial covenant calculations, projected capital expenditure of the Group and descriptions of the proposed activities of the Group for the Financial Year to which the Budget relates;

(ii)	is prepared in accordance with the Accounting Principles and the accounting practices and financial reference periods applied to financial statements under Clause 25.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Parent.

(c)	If the Company updates or changes the Budget in any material respect, it shall promptly deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

25.5	Group companies

The Parent shall, at the request of the Agent (but not more than once in any 12 Month period), supply to the Agent a report issued by its Auditors stating which of its Subsidiaries are Material Companies and confirming that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 26 (Financial Covenants)) and aggregate turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) exceeds 85 per cent. of EBITDA (as defined in Clause 26 (Financial Covenants)) and turnover of the Group.

25.6	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects an Event of Default is continuing, at least two directors of the Parent (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

25.7	Year-end

The Parent shall not change its Accounting Reference Date.

25.8	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents which the Parent is required by law to its shareholders generally (or any class of them) or dispatched by the Parent or any other Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are reasonably likely to be adversely determined and if adversely determined would have a Material Adverse Effect (taking into account reserves made for the benefit of warranties, indemnities or insurance cover in respect thereof);

(c)	promptly, details of any disposal, floatation, financing or report claim or insurance claim which will require a prepayment under Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow);

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents; and

(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement) as the Agent may reasonably request.

25.9	Notification of default

(a)	The Parent shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Parent is aware that a notification has already been provided by another Obligor).

(b)	If the Agent or any Lender has reasonable grounds for believing that a Default has occurred, promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

25.10	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (a)(iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (a)(iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (a)(iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than five Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to comply with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

26.	FINANCIAL COVENANTS

26.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means, in relation to a Relevant Period, EBITDA for that Relevant Period adjusted by:

(a)	including the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of a member of the Group (or attributable to a business) acquired during the Relevant Period for that part of the Relevant Period prior to its becoming a member of the Group or (as the case may be) prior to the acquisition of the business;

(b)	excluding the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) attributable to any member of the Group (or to any business) disposed of during the Relevant Period for that part of the Relevant Period; and

(c)	taking into account in respect of any acquisition, cost savings that the Chief Executive Officer of the Group reasonably anticipates would have been made had the acquisition been made on the first day of the Relevant Period provided that, to the extent they, in aggregate, exceed the lower of (A) 10 per cent. of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of the member of the Group (or attributable to a business) acquired for the last full twelve month period prior to it becoming a member of the Group or (as the case may be) prior to the acquisition of the business and (B) EUR 10,000,000 such cost savings shall be confirmed by a suitably qualified independent third party.

“Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (but only to the extent of any recourse);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but not a Trade Instrument) and only in respect of the liability of a third party who is not a member of the Group and in respect of an underlying liability falling in one of the other paragraphs of this definition;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date in respect of Facility B or are otherwise classified as borrowings under the Accounting Principles (but excluding the charge to profit represented by the expensing of stock based compensation);

(h)	any amount of any liability under an advance or deferred purchase agreement of the primary reasons behind the entry into the agreement is to raise finance;

(i)	any amount raised under any other transaction having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Business Acquisition” means the acquisition of a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company.

“Capital Expenditure” means any expenditure or obligation in respect of expenditure (other than expenditure or obligations in respect of Business Acquisitions) which, in accordance with the Accounting Principles, is treated as capital expenditure (and (except for the purposes of paragraph (g) of the definition of “Cashflow” where it shall not be included) including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

(a)	adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Relevant Period;

(b)	adding the amount of any cash receipts (and deducting the amount of any cash payments) during that Relevant Period in respect of any Exceptional Items not already taken account of in calculating EBITDA for any Relevant Period (other than, in the case of cash receipts, Relevant Proceeds and Reinvestment Proceeds);

(c)	adding the amount of any cash receipts during that Relevant Period in respect of any Tax rebates or credits and deducting the amount actually paid or due and payable in respect of Taxes during that Relevant Period by any member of the Group;

(d)	adding (to the extent not already taken into account in determining EBITDA) the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from any entity which is itself not a member of the Group and deducting (to the extent not already deducted in determining EBITDA) the amount of any dividends paid in cash during the Relevant Period to minority shareholders in members of the Group;

(e)	adding the amount of any cash paid to a member of the Group in the Relevant Period that represents repayment of any loan made to a Joint Venture;

(f)	adding the amount of any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) and deducting the amount of any non-cash credits (which are not Current Assets or Current Liabilities) in each case to the extent taken into account in establishing EBITDA;

(g)	deducting the amount of any Capital Expenditure actually made in cash during that Relevant Period by any member of the Group and the aggregate of any cash consideration paid for, or the cash cost of, any Business Acquisitions and the amount of any Joint Venture Investments except (in each case) to the extent funded from:

(i)	Reinvestment Proceeds;

(ii)	Retained Excess Cashflow; or

(iii)	New Shareholder Injections; and

(h)	deducting the amount of any cash costs of Pension Items during that Relevant Period to the extent not taken into account in establishing EBITDA,

and so that no amount shall be added (or deducted) more than once and there shall be excluded the effect of all cash movements associated with the Acquisition and the Acquisition Costs.

“Current Assets” means the aggregate (on a consolidated basis) of all inventory, work in progress, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:

(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims;

(d)	any interest owing to any member of the Group; and

(e)	any other amounts receivable by a member of the Group from another member of the Group.

“Current Liabilities” means the aggregate (on a consolidated basis) of all liabilities (including trade creditors, accruals and provisions) of each member of the Group expected to be settled within twelve months from the date of computation but excluding amounts in respect of:

(a)	liabilities for Borrowings and Finance Charges;

(b)	liabilities for Tax;

(c)	Exceptional Items and other non-operating items;

(d)	insurance claims;

(e)	liabilities in relation to dividends declared but not paid by the Parent or by a member of the Group in favour of a person which is not a member of the Group;

(f)	amounts due in respect of the Acquisition including Acquisition Costs; and

(g)	liabilities owed by a member of the Group to another member of the Group.

“Debt Service” means, in respect of any Relevant Period, the aggregate of:

(a)	Net Finance Charges for that Relevant Period;

(b)	all scheduled repayments of Borrowings falling due during that Relevant Period but excluding:

(i)	any amounts falling due under any overdraft or revolving facility (including, without limitation, the Revolving Facility and any Ancillary Facility) and which were available for simultaneous redrawing according to the terms of that facility;

(ii)	for the avoidance of doubt, any mandatory prepayment made pursuant to Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow); and

(iii)	any such obligations owed to any member of the Group; and

(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any Finance Lease entered into by any member of the Group,

and so that no amount shall be included more than once.

“EBITDA” means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation:

(a)	before deducting Net Finance Charges in respect of that Relevant Period;

(b)	after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group;

(c)	before taking into account any Exceptional Items;

(d)	before deducting any Acquisition Costs;

(e)	after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(f)	plus or minus the Group’s share of the profits or losses (after finance costs and tax) of Non-Group Entities after deducting the amount of any profit of any Non-Group Entity to the extent that the amount of the profit included in the financial statements of the Group exceeds the amount actually received in cash by members of the Group through distributions by the Non-Group Entity;

(g)	before taking into account any unrealised gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;

(i)	before taking into account any Pension Items;

(j)	excluding the charge to profit represented by the expensing of stock based compensation; and

(k)	before taking into account any gain arising from any Excluded Debt Purchase Transaction,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation.

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items including but not limited to any restructuring charges or costs associated with a business no longer owned in the Group.

“Excess Cashflow” means, for any period for which it is being calculated, Cashflow for that period less (except to the extent already deducted in calculating Cashflow):

(a)	Debt Service for that period;

(b)	the amount of any voluntary prepayments of the Term Facilities during that period;

(c)	any voluntary prepayments of any Revolving Facility Utilisation made to such person to the extent that a corresponding amount of the Revolving Commitments are cancelled at the time of such prepayment;

(d)	to the extent included in Cashflow, the amount of any New Shareholder Injections made during that period; and

(e)	EUR 10,000,000.

“Excluded Debt Purchase Transaction” means any Debt Purchase Transaction entered into by a member of the Group.

“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of Borrowings paid or payable by any member of the Group (calculated on a net consolidated basis) in cash in respect of that Relevant Period:

(a)	excluding any upfront (including but not limited to any ticking fees) and agency fees or other fees, expenses or costs in respect of Borrowings;

(b)	including the interest (but not the capital) element of payments in respect of Finance Leases;

(c)	including any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of the Group under any interest rate hedging arrangement; and

(d)	excluding any Acquisition Costs.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about 31 December in each year.

“Interest Cover” means the ratio of EBITDA to Net Finance Charges in respect of any Relevant Period.

“Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt (calculated excluding the Spanish Guarantee) on the last day of the Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

“Net Finance Charges” means, for any Relevant Period, the Finance Charges for that Relevant Period after deducting any interest payable in that Relevant Period to any member of the Group (other than by another member of the Group) on any Cash or Cash Equivalent Investment.

“New Shareholder Injections” means the aggregate amount subscribed for by any person (other than a member of the Group) for ordinary shares in the Parent or for subordinated loan notes or other subordinated debt instruments in the Parent on terms acceptable to the Majority Lenders.

“Non-Group Entity” means any investment or entity (which is not itself a member of the Group (including associates and Joint Ventures)) in which any member of the Group has an ownership interest.

“Pension Items” means any income or charge attributable to a post-employment benefit scheme other than the current service costs.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Reinvestment Proceeds” means Disposal Proceeds or Insurance Proceeds which, pursuant to paragraph (l) of the definition of Permitted Disposal or, as the case may be, paragraph (ii) of the definition of Excluded Insurance Proceeds are permitted to be retained by the Group pending reinvestment or, as the case may be, reinstatement (each such term as defined in Clause 12 .2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow).

“Relevant Period” means each period of twelve months, or, in the case of paragraph (a) of Clause 26 .2 (Financial condition), such shorter period commencing on the first Utilisation Date, ending on or about the last day of the Financial Year and each period of twelve months ending on or about the last day of each Financial Quarter.

“Relevant Proceeds” means Disposal Proceeds, Financing Proceeds, Floatation Proceeds, Insurance Proceeds and Report Proceeds (each as defined in Clause 12 .2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow)) which are to be applied in mandatory prepayment of the Facilities.

“Retained Excess Cashflow” means Excess Cashflow which is not required to be applied in making any prepayment under this Agreement.

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	including, in the case of Finance Leases only, their capitalised value; and

(c)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at that time,

and so that no amount shall be included or excluded more than once.

“Unused Amount” has the meaning given to it in Clause 26 .2 (Financial condition).

“Working Capital” means, on any date, Current Assets less Current Liabilities.

26.2	Financial condition

The Parent shall ensure that:

(a)	Interest Cover: Interest Cover in respect of any Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2
Relevant Period expiring	Ratio

31 December 2013	2.85:1

31 March 2014	2.95:1

30 June 2014	3.14:1

30 September 2014	3.31:1

31 December 2014	3.50:1

31 March 2015	3.50:1

30 June 2015	3.50:1

30 September 2015	3.50:1

31 December 2015	3.50:1

31 March 2016	3.50:1

30 June 2016	3.50:1

30 September 2016	3.50:1

31 December 2016	3.50:1

31 March 2017	3.50:1

30 June 2017	3.50:1

30 September 2017	3.50:1

31 December 2017	3.50:1

31 March 2018	3.50:1

30 June 2018	3.50:1

30 September 2018	3.50:1

provided that the first Relevant Period to be tested pursuant to this paragraph shall be the Relevant Period that ends on the second Quarter Date falling after the first Utilisation Date.

(b)	Leverage: Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period.

Column 1	Column 2	Column 3
Relevant Period expiring	Ratio	Ratio

31 December 2013	7.00:1	6.94:1

31 March 2014	6.93:1	6.52:1

30 June 2014	6.35:1	5.97:1

30 September 2014	5.96:1	5.61:1

31 December 2014	5.53:1	5.21:1

31 March 2015	5.25:1	4.94:1

30 June 2015	4.97:1	4.68:1

30 September 2015	4.62:1	4.34:1

31 December 2015	4.25:1	4.00:1

31 March 2016	3.95:1	3.72:1

30 June 2016	3.66:1	3.50:1

30 September 2016	3.50:1	3.50:1

31 December 2016	3.50:1	3.50:1

31 March 2017	3.50:1	3.50:1

30 June 2017	3.50:1	3.50:1

30 September 2017	3.50:1	3.50:1

31 December 2017	3.50:1	3.50:1

31 March 2018	3.50:1	3.50:1

30 June 2018	3.50:1	3.50:1

30 September 2018	3.50:1	3.50:1

provided that the first Relevant Period to be tested pursuant to this paragraph shall be the Relevant Period that ends on the second Quarter Date falling after the first Utilisation Date.

26.3	Financial testing

The financial covenants set out in Clause 26.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each of the financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 25.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 25.2 (Provision and contents of Compliance Certificate).

26.4	Equity Cure

(a)	No Event of Default under Clause 28.2 (Financial covenants), insofar as it relates to a failure to comply with Clause 26.2 (Financial condition) will occur if:

(i)	a New Shareholder Injection which is designated in writing by the Company to the Agent as being provided for the purposes of this Clause 26.4 (the “Equity Cure Investment”) is invested in the Parent no later than 20 Business Days after the date on which the relevant Compliance Certificate is required to be delivered to the Agent pursuant to Clause 25.2 (Provision and contents of Compliance Certificate) (the “Equity Cure Period”);

(ii)	promptly following receipt by the Parent of the New Shareholder Injection (and, in any event, prior to the expiry of the applicable Equity Cure Period) a certificate (in form and substance satisfactory to the Agent (acing reasonably)) signed by either the chief executive officer or the chief financial officer of the Parent is delivered to the Agent confirming that, on recalculating the relevant financial covenants ratios set out in paragraphs (a) (Interest Cover) and (b) (Leverage) of Clause 26.2 (Financial condition) for such Relevant Period, and on the basis that the Equity Cure Investment is deemed to have been made immediately prior to the relevant testing date and that such Equity Cure Investment is applied by the Company in prepayment of the Facilities in accordance with Clause 11.4 (Voluntary prepayment of Term Loans) whereupon Borrowings and Total Net Debt shall be deemed to have been reduced at the start of the Relevant Period by the amount so prepaid, and each such financial covenant would be complied with (and such certificate shall attach reasonable details of such calculations);

(b)	No more than three Equity Cure Investments shall be permitted during the term of this Agreement and not in respect of consecutive Relevant Periods.

27.	GENERAL UNDERTAKINGS

The undertakings in this Clause 27 (other than Clause 27 .36 (Fall away covenants)) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

27.1	Authorisations

Each Obligor shall promptly:

(a)	Subject to the Legal Reservations, obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of:

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents and the Offer Documents;

(ii)	subject to the Agreed Security Principles and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document or Offer Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.2	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

27.3	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Law; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.4	Anti-corruption law

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption laws; and

(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

27.5	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring material penalties except to the extent that:

(i)	the obligation to pay such Taxes is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 25.1 (Financial statements), except to the extent that the relevant Tax matter occurred after the date of such financial statements; and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes if to do so would reasonably be expected to have a Material Adverse Effect.

Restrictions on business focus

27.6	Merger

No Obligor shall (and the Parent shall ensure that no Material Company will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

27.7	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Target and its Subsidiaries at the date of this Agreement.

27.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	acquire a company or any shares or equity securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)	a Permitted Acquisition; or

(ii)	a Permitted Transaction.

27.9	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any such action if it is a Permitted Acquisition, a Permitted Disposal, a Permitted Loan or a Permitted Joint Venture.

27.10	Holding Companies

Neither the Parent nor the Company shall trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative and management services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries (including the engagement of personnel and consultants in connection therewith);

(b)	ownership of shares intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares and credit balances are subject to the Transaction Security to the extent required by the Agreed Security Principles;

(c)	any liabilities under or pursuant to the transactions to effect the Acquisition and other transactions described in or to give effect to the Transaction Documents, liabilities and payments specified in the Structure Memorandum, the payment of Acquisition Costs and professional fees and administration costs and expenses (including Taxes) in the ordinary course of business as a holding company, including those permitted under Clause 27.18 (Dividends and share redemption);

(d)	the granting of guarantees in support of the granting of financial accommodation to or in support of leasehold and other liabilities of its Subsidiaries save where prohibited by the other terms of this Agreement;

(e)	the granting of guarantees in support of the performance by its Subsidiaries of non-financial obligations except as otherwise prohibited by the Finance Documents;

(f)	any liabilities for Taxes and other governmental or regulatory payments, payments in respect of insurance and any joint and several liability (hoofdelijke aansprakelijkheid) including by way of any netting or set off as a result of the existence of a fiscal unity for Dutch tax purposes (fiscale eenheid); and

(g)	any liability in respect of a New Shareholder Injection or under loans made by Subsidiaries.

Restrictions on dealing with assets and Security

27.11	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its material assets necessary in the conduct of its business save to the extent that failure to do so could reasonably be expected not to have a Material Adverse Effect.

27.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.13	Negative pledge

In this Clause 27.13, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(ii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is:

(i)	Permitted Security; or

(ii)	a Permitted Transaction.

27.14	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into a Disposal.

(b)	Paragraph (a) above does not apply to any Disposal which is:

(i)	a Permitted Disposal; or

(ii)	a Permitted Transaction (other than a disposal, to another member of the Group, of a creditor’s rights under a Structural Intra-Group Loan).

27.15	Arm’s length basis

(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any transaction with any person except on arm’s length terms or better for that member of the Group.

(b)	The following transactions shall not be a breach of this Clause 27.15:

(i)	intra-Group loans permitted under Clause 27.16 (Loans or credit);

(ii)	transactions permitted by Clause 27.10 (Holding Companies);

(iii)	(A) Acquisition Costs; and (B) fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the Agent under Clause 4.1 (Initial conditions precedent), the Funds Flow Statement or otherwise agreed by the Agent (acting reasonably);

(iv)	any Permitted Transaction or Permitted Guarantee;

(v)	any payment permitted under Clause 27.18 (Dividends and share redemption);

(vi)	arrangements, contracts and transactions between Obligors permitted under this Agreement or not otherwise prohibited by this Agreement;

(vii)	any transaction between members of the Group who are not Obligors;

(viii)	reasonable and commercially appropriate marketing incentives or promotional activities in the ordinary course of day-to-day business; and

(ix)	any transaction between an Obligor and a non-Obligor where the terms are more favourable to the Obligor than the non-Obligor.

Restrictions on movement of cash - cash out

27.16	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Loan; or

(ii)	a Permitted Transaction.

27.17	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	a Permitted Guarantee; or

(ii)	a Permitted Transaction.

27.18	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and will ensure that no other member of the Group will):

(i)	declare, make or pay any dividend, (save where such dividend is capitalised) charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) save where the same is made or paid to another member of the Group;

(ii)	repay or distribute any dividend or share premium reserve other than to another member of the Group;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee or other payment to or to the order of any of the shareholders of the Parent (or their Affiliates), except (A) in respect of management and consultancy services provided on arm’s length terms to the Group or (B) where such Affiliate is another member of the Group; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so unless it is a wholly owned subsidiary of the Target.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Distribution; or

(ii)	a Permitted Transaction (other than one referred to in paragraph (c) of the definition of that term).

Restrictions on movement of cash - cash in

27.19	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	Permitted Financial Indebtedness; or

(ii)	a Permitted Transaction.

27.20	Share capital

No Obligor shall (and the Parent shall ensure that no other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

Miscellaneous

27.21	Insurance

(a)	Each Obligor shall (and the Parent shall ensure that each Material Company will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

27.22	Pensions

The Parent shall ensure that the Group at all times fulfils its payment obligations under the applicable law in respect of its pension schemes.

27.23	Access

If an Event of Default is continuing or the Agent reasonably suspects an Event of Default is continuing, each Obligor shall, and the Parent shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects an Event of Default is continuing) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or the Parent to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with senior management of the Group, provided that in exercising such rights, the Agent and the Security Agent shall and shall procure that its accountants and other professional advisers and contractors have regard to (i) all laws of confidentiality and secrecy, including (to the extent applicable) any listing requirements relating to the disclosure of non-public information and (ii) health and safety directives and requirements of the Group; and (iii) the need to keep disruption to a minimum.

27.24	Intellectual Property

(a)	Each Obligor shall (and the Parent shall procure that each other member of the Group will):

(i)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii)	use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(iii)	make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(iv)	not use nor permit the use of, such Intellectual Property in a way, nor take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(v)	not discontinue the use of such Intellectual Property,

where failure to do so, in the case of paragraphs (a)(i) to (a)(iii) above (inclusive), or, in the case of paragraphs (a)(iv) and (a)(v) above, such use, permission to use, step, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

(b)	Failure to comply with any part of paragraph (a) above shall not be a breach of this Clause 27.24 to the extent that any dealing with Intellectual Property which would otherwise be a breach of paragraph (a) above is contemplated by the definition of Permitted Transaction.

27.25	Financial assistance

Each Obligor shall (and the Parent shall procure each other member of the Group will) comply in all respects with Article 2:98c of the Dutch Civil Code and any equivalent legislation in other jurisdictions including in relation to the execution of the Transaction Security Documents and payment of amounts due under this Agreement.

27.26	Cash and bank accounts

(a)	No Obligor shall open any account with any bank or other financial institution other than the Security Agent, the Agent, a Lender, an Ancillary Lender or an Acceptable Bank.

(b)	The Parent and the Company shall pay all sums received by it into a bank account permitted by paragraph (a) above and shall grant Transaction Security over its bank accounts.

27.27	Treasury Transactions

No Obligor shall (and the Parent will procure that no other member of the Group will) enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements;

(b)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(c)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of day to day business of a member of the Group (including, for the avoidance of doubt, commodity hedging) and not for speculative purposes.

27.28	Compliance with Hedging Letter

The Parent shall ensure that all hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled by it without the consent of the Agent (acting on the instructions of the Majority Lenders) save as permitted by the other terms of this Agreement.

27.29	Guarantors

The Parent shall ensure that at all times after the date falling 90 days after the first Utilisation Date the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 26 (Financial Covenants)) of the Guarantors and aggregate turnover of the Guarantors calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) represents not less than 85 per cent of EBITDA (as defined in Clause 26 (Financial Covenants)) and consolidated turnover of the Group.

27.30	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	following an Acceleration Event, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

27.31	The Offer

(a)	The Company shall issue the Initial Announcement within three Business Days of the date of this Agreement.

(b)	The Company shall ensure that the Offer Memorandum contains all the terms and conditions of the Offer as required by applicable law and regulations and such terms correspond to the Merger Protocol and the Initial Announcement (in each case as amended as permitted by this Agreement) in all material respects.

(c)	The Company shall use its reasonable endeavours to file the draft Offer Memorandum as soon as practicable with the Authority for Financial Markets (Stichting Autoritet Financiële Markten).

(d)	Save as required by law or regulation, the Company shall not (and shall ensure that no other member of the Group will) issue any press release, publish or dispatch any document or issue any circular to the holders of any Target Shares which refers to the material commercial terms of any Finance Document or any Finance Party without first obtaining the prior written consent of the Agent (acting on the instruction of the Arranger and not to be unreasonably withheld or delayed and deemed given if no reply to the contrary is received from the Agent within 2 Business Days of request).

(e)	The Company shall, save to the extent prohibited by law or regulation, promptly provide the Agent with such information as it may reasonably request and as is within the knowledge of the Parent or the Company, regarding the Acquisition, the Offer including the then current Acceptance Level of the Offer, all dealings by the Parent, the Company, the Investors or any of their Affiliates in relation to the Target Shares and any Major Default.

(f)	The Company shall promptly notify the Agent if it becomes aware of any matter or circumstance which would or might reasonably be expected to prevent the Launch of the Offer or prevent the Offer from becoming or being declared unconditional in all respects.

(g)	The Company shall to the extent legally permissible and not subject to any confidentiality restrictions, promptly deliver to the Agent copies of each of the Offer Documents, and public announcements issued by it in connection with the Acquisition.

(h)	The Company shall give notice to the Agent promptly upon becoming aware of the same of all dealings by it or a concert party in respect of Target Shares otherwise than pursuant to the Offer.

(i)	The Company shall comply in all material respects with all applicable laws and regulations relevant in the context of the Acquisition.

(j)	The Company shall ensure that the Offer shall not be declared unconditional until the Company has received an Acceptance Level of at least 95 per cent. unless otherwise agreed by the Arranger.

(k)	The Company shall promptly exercise its rights under the Squeeze Out Procedure as soon as reasonably practicable after becoming entitled to do so and shall continue to exercise such rights until such time as it owns 100% of the Target Shares unless otherwise agreed by the Arranger.

(l)	The Company shall not

(i)	decrease the Acceptance Level below 95% without the consent of the Arranger;

(ii)	amend, vary, novate, supplement, supersede, waive or terminate any condition or material term of the Offer, including without limitation the offer price, term of the Offer and rights to terminate the Offer, without the consent of the Arranger.

(m)	The Company shall procure that the terms of the Merger Protocol and the USPP Transfer Agreements are not amended or waived in a manner which could reasonably be expected to be materially prejudicial to the Finance Parties.

(n)	The Company shall use all reasonable endeavours to arrange for the delisting of the Target from NYSE Euronext and convert the Target into a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), as soon as reasonably practicable after the first Utilisation Date, in accordance with applicable law and taking into account all relevant circumstances and stakeholders.

27.32	Sanctions and Anti-Money Laundering Compliance

No Obligor shall (and the Parent shall ensure that no member of the Group will):

(a)	participate in or facilitate a transaction or business in a Designated Jurisdiction or involving any person who is the subject of Sanctions;

(b)	become a person who is the subject of Sanctions or will locate themselves in a Designated Jurisdiction;

(c)	permit any Loan or the proceeds of any Loan, directly or indirectly, to be lent, contributed, provided or otherwise made available to any subsidiary, joint venture partner or other person, to fund any activities of or business in any Designated Jurisdiction or with any person located, organised or residing in any Designated Jurisdiction or with any person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that would result in a violation by any person (including any Finance Party) of Sanctions;

(d)	repay the Facilities from funds or assets which constitute property of, or are beneficially owned by, any person which is subject to Sanctions or which are direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Sanctions; and

(e)	allow any person subject to Sanctions to have any direct or indirect interest in any Obligor to the extent that such interest would violate any Sanctions applicable to such Obligor.

27.33	Conditions subsequent

The Parent shall procure that each member of the Group identified in Part III (Transaction Security Documents to be delivered by Additional Guarantors) of Schedule 2 (Conditions Precedent) accedes as an Additional Obligor and, subject to the Agreed Security Principles, grants the Transaction Security set out in, and within the time limits identified opposite its name in, Part III (Transaction Security Documents to be delivered by Additional Guarantors) of Schedule 2 (Conditions Precedent).

27.34	Maintenance of credit rating

The Parent shall use its reasonable endeavours to ensure that it, the Company or the Target maintains a public senior debt rating from each of Standard & Poor’s Rating Services and Moody’s Investors Services.

27.35	Company/Target Merger

The Parent undertakes to procure that the Company and the Target merge as set out in the Structure Memorandum as soon as reasonably practical after the Company acquires all of the Target Shares.

27.36	Fall away covenants

In the event that the Parent or the Company (or, if neither are rated, the Target) receives a senior debt rating of BBB- or higher by Standard & Poor’s Rating Services and a senior debt rating of Baa3 or higher by Moody’s Investor Services Limited the Parent shall be entitled to elect that:

(a)	as from the date the same occurs:

(i)	Clauses 27.8 (Acquisitions), 27.9 (Joint Ventures), 27.10 (Holding Companies), 27.16 (Loans or credit), 27.17 (No Guarantees or indemnities) and 27.18 (Dividends and share redemption), 27.20 (Share capital) and 27.26 (Cash and bank accounts) will cease to apply;

(ii)	the relevant threshold levels and basket amounts in each of:

(A)	paragraph (o) of the definition of “Permitted Disposals” and paragraph (r) of the definition of “Permitted Financial Indebtedness”, for the purposes of Clause 1.1 (Definitions);

(B)	paragraph (ii) of the definition of “Excluded Disposal Proceeds and paragraph (i) of the definition of “Excluded Insurance Proceeds”, for the purposes of Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow); and

(C)	paragraph (d) of Clause 28.5 (Cross default), paragraph (a)(i) of Clause 28.6 (Insolvency), paragraph (a)(iv) of Clause 28.7 (Insolvency proceedings) and Clause 28.8 (Creditors’ process),

will be increased by 100 per cent.;

(b)	at the request of the Parent, the Security Agent shall (at the cost of the Obligors) release the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim and to issue any certificates of non-crystallisation of floating charges that may be required or desirable; and/or

(c)	this Agreement shall be amended to (i) remove the requirement to provide monthly consolidated financial statements pursuant to paragraph (c) of Clause 25.1 (Financial statements) and (ii) replace the requirement to provide quarterly consolidated financial statements pursuant to paragraph (b) of Clause 25.1 (Financial statements) with a requirement to provide consolidated financial statements in respect of the first half of each of the Parent’s financial years within 60 days of the end of the relevant financial first half of its financial year and to provide that the financial undertakings in Clause 25.2 (Provision and contents of Compliance Certificate) shall only apply to Relevant Periods ending 31 December and 30 June in each year and the Agent is authorised on behalf of the Finance Parties to affect any such amendments on their behalf, provided that, in the event that the Parent elects to implement any of paragraphs (a) to (c) above, the Parent shall ensure that Interest Cover in respect of any Relevant Period shall be not less than 3.50:1 and Leverage in respect of any Relevant Period shall not exceed 3.50:1 and Clause 26.2 (Financial condition) shall be amended accordingly.

28.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 28 is an Event of Default (save for Clause 28.15 (Acceleration) and Clause 28.16 (Clean-Up Period)).

28.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by:

(a)	administrative or technical error; or

(b)	a Disruption Event; and

(c)	payment is made within three Business Days of its due date.

28.2	Financial covenants

Any requirement of Clause 26 (Financial Covenants) is not satisfied (subject to the exercise of equity cure pursuant to Clause 26.4 (Equity Cure)).

28.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 28.1 (Non-payment) and Clause 28.2 (Financial covenants))).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Agent giving notice to the Parent or relevant Obligor and (ii) the Parent or an Obligor becoming aware of the failure to comply.

28.4	Misrepresentation

Any representation or warranty made or deemed to be made by an Obligor in the Finance Documents is or proves to have been incorrect or misleading in any respect (or if such representation or warranty does not contain a materiality concept, any material respect) when made or deemed to be made unless the underlying circumstances (if capable of remedy) are remedied within 20 Business Days of the earlier to occur of the date of the Agent giving notice to the Parent or the Parent becoming aware of such underlying circumstances.

28.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group (other than any owed to another member of the Group) is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor (other than another member of the Group) of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 28.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (c) above is less than EUR 10,000,000 (or its equivalent in any other currency or currencies).

28.6	Insolvency

(a)	An Obligor or a Material Company:

(i)	is unable or admits inability to pay its debts as they fall due except that for the purposes of s.123 of the Insolvency Act 1986 or its equivalent under laws of any relevant jurisdiction the amounts of statutory demands shall be deemed to be EUR5,000,000 (or its equivalent);

(ii)	is deemed under applicable law to, or is declared to, be unable to pay its debts;

(iii)	suspends or threatens to suspend making payments on any of its debts (other than debts owed to another member of the Group); or

(iv)	by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding other members of the Group and other than any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of an Obligor or a Material Company.

28.7	Insolvency proceedings

(a)	Any board resolution or shareholders resolution, legal proceedings or other constitutional or legal procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or a Material Company other than a solvent liquidation or reorganisation of any Material Company which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor or a Material Company (other than where the creditor is another Obligor or Material Company);

(iii)	the appointment of a provisional liquidator, a liquidator or manager, receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of an Obligor or a Material Company or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor or a Material Company having an aggregate value of at least EUR5,000,000,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition or analogous procedure which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement; or

(ii)	any step or procedure contemplated by paragraph (b) of the definition of “Permitted Transaction”.

(c)	Any formal judicial step is taken in respect of an Obligor or a Material Company with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors.

28.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of members of the Group having an aggregate value of EUR 10,000,000 and is not discharged within 20 Business Days.

28.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or any other member of the Group to perform any of its material obligations under the Finance Documents or, subject to the Legal Reservations and to perfection of such Security, any material part of Transaction Security created or evidenced by the Transaction Security Documents ceases to be effective.

(b)	Any obligation or obligations of any Obligor or other member of the Group under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	(i) Any material provision of a Finance Document ceases to be in full force and effect subject to the Legal Reservations, or (ii) any Transaction Security (A) subject to the Legal Reservations ceases to be legal, valid, binding, enforceable or effective or (B) is alleged by a party to it (other than a Finance Party) to be ineffective and in the case of each of (i) and (ii)(A) individually or cumulatively it materially and adversely affects the interests of the Lenders under the Finance Documents.

28.10	Cessation of business

Any Obligor or Material Company suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a substantial part of its business except as a result of a Permitted Disposal or a Permitted Transaction.

28.11	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Parent in circumstances where the matters in respect of which such qualification was made have, or could reasonably be expected to have, a Material Adverse Effect.

28.12	Repudiation and rescission of agreements

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security unless, on the Agent’s request, it confirms that it does not intend to rescind or repudiate the Finance Document or Transaction Security.

28.13	Material adverse change

Any event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect.

28.14	Taxation

Any Obligor or any Material Company incorporated in the Netherlands gives notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990).

28.15	Acceleration

(a)	Subject to Clause 4.6 (Utilisations during the Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:

(i)	cancel the Total Commitments and/or Ancillary Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(iv)	declare that cash cover in respect of each Letter of Credit is immediately due and payable at which time it shall become immediately due and payable;

(v)	declare that cash cover in respect of each Letter of Credit is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(vi)	declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	if:

(i)	an Obligor does not pay on the due date any amount payable under an Ancillary Facility; or

(ii)	an Ancillary Lender makes a demand for sums due under an Ancillary Facility; or

(iii)	any such sum is declared to be or otherwise becomes due and payable (other than pursuant to this Clause 28.15 under any Ancillary Facility; or

(iv)	any Obligor does not comply with any provision of an Ancillary Document (other than those referred to in sub-paragraph (b)(i) above); or

(v)	any representation or statement made or deemed to be made by an Obligor in an Ancillary Document provides to have been incorrect or misleading when made or deemed to be made,

that non-payment, declaration, demand, due and payable sum, failure to comply or misrepresentations shall not give rise to an Event of Default for the purposes of Clause 28 .1 (Non-payment) to Clause 28 .5 (Cross default), and the Security Agent shall not take any steps to enforce the Transaction Security Documents in respect of that non-payment or demand or due and payable sum if:

(A)	(in the case of Clause 28 .1 (Non-payment) or Clause 28 .5 (Cross default)) that non-payment is remedied or declaration, demand or due and payable sum is satisfied in full within five Business Days of the date of that non-payment or demand;

(B)	(in the case of Clause 28 .3 (Other obligations) or Clause 28 .4 (Misrepresentation)) either (1) that failure to comply or the underlying circumstances giving rise to the misrepresentation are remedied or rectified within 5 Business Days of the expiry of the relevant 20 Business Day grace period otherwise applicable under Clause 28 .3 (Other obligations) and Clause 28 .4 (Misrepresentation) or (2) all outstandings under that Ancillary Facility have been repaid within five Business Days of the expiry of such 20 Business Day grace period referred to in (1) above; and

(C)	(in the case of both sub-paragraphs (A) and (B) above) no other Event of Default other than under an Ancillary Facility has occurred and is continuing during that period.

(c)	For the avoidance of doubt, (x) if any other Event of Default has occurred and is continuing, the Agent, the Security Agent and the Lenders may exercise all their rights under this Clause 28 .15 and the Security Agent may enforce the Transaction Security Documents, including in respect of the amount so demanded by the Ancillary Lender, and (y) for the purposes of Clause 4 .2 (Further conditions precedent) a Borrower shall during the applicable grace periods allowed by (A) or, as the case may be, (B) above, be entitled to draw under the Revolving Facility to repay an Ancillary Facility notwithstanding a breach of obligation or misrepresentation under that Ancillary Facility.

28.16	Clean-Up Period

Notwithstanding any other provision of any Finance Document, prior to the Clean-up Date:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been knowingly procured by or expressly approved in writing by the Parent or the Company; and

(iv)	it does not have and could not reasonably be expected to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

SECTION 9

CHANGES TO PARTIES

29.	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 and to Clause 30 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

29.2	Conditions of assignment or transfer

(a)	On or before the last day of the Certain Funds Period, the prior consent of the Parent is required for any assignment or transfer (or sub-participation where the sub-participator is required to vote in accordance with the instructions of the sub-participatee or its agent) by an Existing Lender (unless where the transfer, assignment or sub-participation is to (i) another Lender, (ii) an Affiliate of a Lender which is an Acceptable Bank (under paragraph (a) of the definition of Acceptable Bank in Clause 1 .1 (Definitions) or (iii) an Affiliate of a Lender with a long-term credit rating which is no worse than the relevant Existing Lender) of any of its rights and/or obligations under any Facility other than Facility B2.

(b)	The consent of the Parent required under paragraph (a) above must not be unreasonably withheld or delayed and will be deemed to have been given 5 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)	After the Certain Funds Period, an Existing Lender must consult with the Parent for no more than 5 days and have regard to the Parent’s reasonable representations before it may make an assignment or transfer (or enter into a sub-participation where the sub-participator is required to vote in accordance with the instructions of the sub-participatee or its agent) of any of its rights and/or obligations under any Facility other than Facility B2. No such consultation is shall be required if the assignment, transfer or sub-participation is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	made at a time when an Event of Default is continuing.

(d)	The consent of any Issuing Bank is required for any assignment or transfer by an Existing Lender of any of its rights and/or obligations under the Revolving Facility.

(e)	An assignment or transfer of part of a Lender’s participation (or a sub- participation where the sub-participator is required to vote in accordance with the instructions of the sub-participatee or its agent) must be in a minimum amount of EUR 5,000,000 (except in relation to Facility B2 which must be in a minimum amount of EUR 1,000,000) and, following such assignment, transfer or sub-participation, such that the Base Currency Amount of that Lender’s remaining Commitments (when aggregated with its Affiliates’ and Related Funds’ Commitments) is in an amount of at least EUR 5,000,000 (except in relation to Facility B2 which must be at least EUR 1,000,000).

(f)	(Other than in the case of an assignment permitted by paragraph (b) of Clause 30.1 (Permitted Debt Purchase Transactions)) an assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(g)	A transfer will only be effective if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with.

(h)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross Up and Indemnities) or Clause 19 (Increased Costs),

then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (h) shall not apply:

(A)	in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities; or

(B)	to the extent that the payment under Clause 18 (Tax Gross-up and Indemnities) relates to a FATCA Deduction.

(i)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee

Unless the Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender, (ii) to a Related Fund or (iii) made in connection with primary syndication of the Facilities or pursuant to Clause 30 (Debt Purchase Transactions), the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender, save for any transfer made pursuant to Clause 30 (Debt Purchase Transactions) once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors, Security Providers and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors, Security Providers and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor, a Security Provider and the New Lender have assumed and/or acquired the same in place of that Obligor, Security Provider and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, any Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, any Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

29.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender save for any assignment made pursuant to Clause 30 (Debt Purchase Transactions) once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29 .6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29 .2 (Conditions of assignment or transfer).

29.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Parent a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

29.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 (Procedure for transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

30.	DEBT PURCHASE TRANSACTIONS

30.1	Permitted Debt Purchase Transactions

(a)	The Parent shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30.1 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of “Debt Purchase Transaction”.

(b)	A Borrower may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan in respect of which it is the borrower and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below;

(iii)	such purchase is made at a time when no Default is continuing; and

(iv)	the consideration for such purchase is funded from (1) that part of Excess Cashflow for the Financial Year of the Parent immediately preceding the Financial Year of the Parent in which such purchase is to be made which is not required to be applied in prepayment of the Facilities pursuant to the other terms of this Agreement or (2) New Shareholder Injections (as defined in Clause 26.1 (Financial definitions)).

(c)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(ii)	Prior to 11.00 am on a given Business Day (the “Solicitation Day”) the Parent or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Term Facilities to enable them to offer to sell to the relevant Borrower(s) an amount of their participation in one or more Term Facilities. Any Lender wishing to make such an offer shall, by 11.00 am on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 am on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Parent on behalf of the relevant Borrower(s) on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Parent) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 11.00 am on the fourth Business Day following such Solicitation Date, the Parent shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Term Facilities to which they relate and the average price paid for the purchase of participations in each relevant Term Facility. The Agent shall disclose such information to any Lender that requests such disclosure.

(iii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Parent shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)

(i)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an “Open Order Process”) which is carried out as follows.

(ii)	The Parent (on behalf of the relevant Borrower(s)) may by itself or through another Purchase Agent place an open order (an “Open Order”) to purchase participations in one or more of the Term Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 am on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 am on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Parent on behalf of the relevant Borrower(s) on or before such time by it communicating such acceptance in writing to the relevant Lender.

(iii)	Any purchase of participations in the Term Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Borrower(s) on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iv)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Term Facility to which an Open Order relates would be exceeded, the Parent shall only accept such offers on a pro rata basis.

(v)	The Parent shall, by 11.00 am on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to any Lender that requests the same.

(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be extinguished;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (f) (i) above shall not constitute a prepayment of the Facilities;

(iii)	the Borrower which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.1 (Assignments and transfers by the Lenders) to be a New Lender;

(iv)	no member of the Group shall be deemed to be in breach of any provision Clause 27 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(v)	Clause 36 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction; and

(vi)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement.

30.2	Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates

(a)	For so long as an Investor Affiliate:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders or the Super Majority Lenders; or

(B)	whether:

(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Investor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (a)(ii)(A) and (a)(ii)(B) above (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Investor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part I (Form of Notice on Entering into Notifiable Debt Purchase Transaction) of Schedule 15 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with an Investor Affiliate,

such notification to be substantially in the form set out in Part II (form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction ceasing to be with Investor Affiliate) of Schedule 15 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Investor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same unless the Agent otherwise agrees, or be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

31.	CHANGES TO THE OBLIGORS

31.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.10 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes a Borrower. That Subsidiary shall become a Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower or otherwise if all the Lenders under the Revolving Facility approve the addition of that Subsidiary;

(ii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	subject to the Agreed Security Principles, the Subsidiary is (or becomes) a Guarantor prior to or at the same time as becoming a Borrower;

(iv)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents to be delivered by Additional Guarantors) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents to be delivered by Additional Guarantors) of Schedule 2 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Resignation of a Borrower

(a)	In this Clause 31.3, Clause 31.5 (Resignation of a Guarantor) and Clause 31.7 (Resignation and release of Security on disposal), “Third Party Disposal” means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 27.14 (Disposals) or made with the approval of the Majority Lenders (and the Parent has confirmed this is the case).

(b)	The Parent may request that a Borrower (other than the Parent or the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(c)	The Agent shall accept a Resignation Letter and notify the Parent and the other Finance Parties of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents; and

(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Parent has confirmed this is the case).

(d)	Upon notification by the Agent to the Parent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

(e)	The Agent may, at the cost and expense of the Parent, require a legal opinion from counsel to the Agent confirming the matters set out in paragraph (c)(iii) above and the Agent shall be under no obligation to accept a Resignation Letter until it has obtained such opinion in form and substance satisfactory to it.

31.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.10 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become a Guarantor.

(b)	Subject to the Agreed Security Principles, the Parent shall procure that any other member of the Group which is a Material Company shall, as soon as possible after becoming a Material Company, become an Additional Guarantor and grant Security as the Agent may require.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Parent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents to be delivered by Additional Guarantors) of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(d)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Conditions precedent required to be delivered by an Additional Obligor) and, if applicable, Part III (Transaction Security Documents to be delivered by Additional Guarantors) of Schedule 2 (Conditions Precedent).

(e)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (d) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.5	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal (as defined in Clause 31.3 (Resignation of a Borrower)) and the Parent has confirmed this is the case; or

(ii)	the Majority Lenders have consented to the resignation of that Guarantor.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	the Parent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity); and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower).

(c)	In the case of a resignation in the context of a Third Party Disposal of a Guarantor, that the resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

31.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (e) of Clause 24.23 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Parent, release those assets, business or shares (or equivalent) and issue certificates of non-crystallisation; and

(b)	any resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

SECTION 10

THE FINANCE PARTIES

32.	ROLE OF THE AGENT, THE ARRANGER, THE ISSUING BANK AND OTHERS

32.1	Appointment of the Agent

(a)	Each of the Arranger, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arranger, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a)(i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.3	Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 29.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Parent) and paragraph (e) of Clause 7.4 (Cash Collateral by Non-Acceptable L/C Lender and Borrower’s option to provide cash cover), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and Hedge Counterparties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)

The Agent shall provide to the Parent within five Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)	Upon the Agent becoming an Impaired Agent, the Agent shall promptly provide to each Lender a list (which may be in electronic form) setting out the names of the Lenders as at the date on which the Agent became an Impaired Agent.

32.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Arranger or any Issuing Bank as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger, any Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Arranger, any Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions

(a)	The Agent and any Issuing Bank may:

(i)	rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (a)(iii)(A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a an Investor Affiliate.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Arranger or any Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	The Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 16.2 (Market disruption).

(k)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.8	Responsibility for documentation

None of the Agent, the Arranger, any Issuing Bank or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, any Issuing Bank, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, any Issuing Bank or any Ancillary Lender), none of the Agent, any Issuing Bank, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (a)(i) and (a)(ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, an Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, any Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, an Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, any Issuing Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11	Lenders’ indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 37.11 (Disruption to Payment Systems etc.), notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Parent shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor or to another Lender.

32.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Parent.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent, at its own costs, shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.7 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 18.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)	After consultation with the Parent, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.15	Relationship with the Lenders

(a)	Subject to Clause 29.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 39.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 39.2 (Addresses) and paragraph (a)(ii) of Clause 39.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, the Arranger, any Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender, Issuing Bank or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Information Memorandum, the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

32.18	Agent’s management time

(a)	Any amount payable to the Agent under Clause 20.3 (Indemnity to the Agent), Clause 22 (Costs and Expenses) and Clause 32.11 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 17 (Fees).

(b)	Any cost of utilising the Agent’s management time or other resources shall include, without limitation, any such costs in connection with Clause 30.2 (Disenfranchisement on Debt Purchase Transactions entered into by Investor Affiliates).

32.19	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.20	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Arranger and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or Agent) the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

33.	ROLE OF THE SECURITY AGENT

33.1	Security Agent as trustee

(a)	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(b)	Each of the Secured Parties authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

33.2	Parallel Debt (Covenant to pay the Security Agent)

(a)	Notwithstanding any other provision of this Agreement, each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Obligor to Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve its entitlement to be paid that amount (the “Parallel Debt”).

(b)	The Security Agent shall have its own independent right to demand payment of the amounts payable by each Obligor under this Clause 33.2 irrespective of any discharge of such Obligor’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Obligor, to preserve their entitlement to be paid those amounts.

(c)	Any amount due and payable by an Obligor to the Security Agent under this Clause 33.2 (Parallel Debt (Covenant to pay the Security Agent)) shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by an Obligor to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and, subject to its obligation to forward to other Secured Parties, is able to retain) payment in full of the corresponding amount under this Clause 33.2.

(d)	The rights of the Secured Parties (other than the Security Agent) to receive payment of amounts payable by each Obligor under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Clause 33.2. Each Obligor’s parallel obligation under this Clause 33.2 towards the Security Agent constitutes a single and separate obligation from any other debt of each Obligor under the Finance Documents.

33.3	Instructions

(a)	The Security Agent shall:

(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the

Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders (or, as the case may be, all Lenders) and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (a)(i) above.

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)	Unless a contrary intention appears in this Agreement, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in this Agreement;

(ii)	where this Agreement requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 33.6 (No duty to account) to Clause 33.11 (Exclusion of liability), Clause 33.14 (Confidentiality) to Clause 33.20 (Custodians and nominees) and Clause 33.23 (Acceptance of title) to Clause 33.27 (Disapplication of Trustee Acts);

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under Clause 33.29 (Distribution of proceeds of enforcement).

(e)	If giving effect to instructions given by the Agent would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to Clause 43.2 (All Lender matters), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above, the Security Agent shall do so having regard to the interests of all the Secured Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of any Finance Party until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 33.3, in the absence of instructions, the Security Agent may act (or refrain from acting) as it considers in its discretion to be appropriate.

(i)	At any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Document, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

(j)	The Secured Parties shall not have any independent power to enforce or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

33.4	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly:

(i)	forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(ii)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

33.5	No fiduciary duties to Obligors

Nothing in this Agreement constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

33.6	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

33.7	Business with the Group

The Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.8	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Agent, any Lender or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that is the case and, in the case of paragraph (a)(iii)(A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent shall be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

(c)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security trustee for the Secured Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party has not been exercised; and

(iii)	any notice made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.

(d)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(e)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by any other Finance Party) if the Security Agent in its reasonable opinion deems this to be desirable.

(f)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(g)	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(h)	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as security trustee under this Agreement.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)

Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

33.9	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, a Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

33.10	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

33.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the

Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(iii)	any shortfall which arises on the enforcement or realisation of the Transaction Security; or

(iv)	without prejudice to the generality of paragraphs (a)(i) to (a)(iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party (other than the Security Agent),

on behalf of any Secured Party (other than the Security Agent) and each Secured Party (other than the Security Agent) confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(d)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

33.12	Lenders’ indemnity to the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments (or, if the Total Commitments are zero, to its share of the Total Commitments immediately prior to their being reduced to zero)), indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Parent shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

33.13	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Agent on behalf of the Lenders and the Parent.

(b)	Alternatively the Security Agent may resign by giving 30 days’ notice to the Lenders and the Parent, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, at its own costs, make available to the successor Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer of all the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 33.24 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit of this Clause 33 and Clause 20.4 (Indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the costs referred to in paragraph (d) above shall be for the account of the Parent.

33.14	Confidentiality

(a)	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

33.15	Information from the Finance Parties

Each Finance Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

33.16	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

33.17	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from any Obligor’s auditor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

33.18	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

33.19	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

33.20	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

33.21	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

33.22	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Parent and the Lenders of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

33.23	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

33.24	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 33.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

33.25	Releases

Upon a disposal of any of the Charged Property or the resignation of an Obligor in accordance with Clause 31 (Changes to the Obligors):

(a)	pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent;

(b)	if that disposal is permitted under the Finance Documents; or

(c)	if the Security Agent is instructed to release the Transaction Security granted by the resigning Obligor under the terms of Clause 31 (Changes to the Obligors); or

(d)	pursuant to Clause 27.36 (Fall away covenants),

the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security or the Transaction Security given by that Obligor and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset or Obligor and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

33.26	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

33.27	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

33.28	Enforcement Instructions

(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Creditors.

(b)	Subject to the Transaction Security having become enforceable in accordance with its terms the Majority Creditors may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	If the Transaction Security is being enforced, the Security Agent shall enforce the Transaction Security in such manner (including, without limitation, the selection of any administrator (or any analogous officer in any jurisdiction) of any Security Provider to be appointed by the Security Agent) as the Majority Creditors shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

(d)	The Security Agent is entitled to rely on and comply with instructions given in accordance with this Clause 33.28.

33.29	Distribution of proceeds of enforcement

(a)	In this Clause 33.29:

“Lender Outstandings” means, in respect of a Lender, the aggregate of all amounts actually and contingently due to it and any Ancillary Lender that it is its Affiliate under this Agreement and the Ancillary Documents.

“Hedge Outstandings” means, in respect of a Hedge Counterparty, all amounts due to it in respect of the Hedging Agreements.

“Total Outstandings” means the aggregate amount of all Lender Outstandings and Hedge Outstandings.

(b)	On the enforcement of all or any Transaction Security Documents, the Security Agent shall be entitled to deduct from the proceeds of such enforcement its costs, charges and expenses incurred in connection with such enforcement together with an amount equal to all sums due to the Agent under this Agreement before distributing to each Lender and Hedge Counterparty an amount equal to the remaining proceeds multiplied by:

Lender Outstandings and Hedge Outstandings of such Lender/Hedge Counterparty

Total Outstandings

where Lender Outstandings, Hedge Outstandings and the Total Outstandings are all calculated as at the date of distribution provided that if a Lender owes moneys under this Agreement to an Issuing Bank, all distributions which would otherwise be made to that Lender shall be made to such Issuing Bank to be applied in discharge of such moneys until the same have been discharged in full.

(c)	Where any part of any Lender Outstandings or Hedge Outstandings is denominated in a currency other than sterling, any calculation for the purposes of this Clause shall be made on the basis of the equivalent in sterling of that part calculated as at the date of distribution. However, an actual distribution may, in the Security Agent’s discretion, be made in the currencies of the Lender Outstandings or Hedge Outstandings and for this purpose the Security Agent is authorised to convert any proceeds of enforcement (including the proceeds of any previous conversion under this Clause 33.29) from their existing currency into any other currency at such rate of exchange and at such time as the Security Agent thinks fit.

(d)	The Security Agent shall notify each Lender and each Hedge Counterparty of any proposed distribution and the proposed date of distribution and each Lender and each Hedge Counterparty shall provide to the Security Agent a calculation of what is due to it in respect of the sums referred to in paragraph (a) above. The Security Agent shall send copies of all such relevant calculations to each Lender and each Hedge Counterparty and shall make the distributions on the basis of such calculations.

(e)	If any future or contingent liability included in the calculation of Lender Outstandings or Hedge Outstandings finally matures, or is settled, for less than the future or contingent amount provided for in that calculation, the relevant Lender shall notify the Security Agent of that fact and such adjustment shall be made by payment by that Lender to the Security Agent for distribution amongst the Lenders as may be necessary to put the Lenders into the position they would have been in (but taking no account of the time cost of money) had the original distribution been made on the basis of the actual as opposed to the future or contingent liability.

(f)	The Security Agent may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name until there is a minimum of €5,000,000 to distribute under paragraph (b) above.

34.	HEDGE COUNTERPARTIES: RIGHTS AND OBLIGATIONS

34.1	Identity of Hedge Counterparties

No person providing hedging facilities to the Obligors shall be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to those hedging facilities unless they are a party to this Agreement as a Hedge Counterparty. No person may become a Hedge Counterparty nor shall any liabilities arising in respect of its hedging facilities be treated as Hedging liabilities unless (i) the relevant hedging documents comply with the terms of this Agreement and the Hedging Letter and (ii) that person has executed and delivered to the Security Agent a Hedging Accession Undertaking acceding to this Agreement.

34.2	Security

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Hedging Liabilities other than the Transaction Security.

34.3	Terms of Hedging Agreements

The Obligors party to any Hedging Agreement and the Hedge Counterparties agree that any Hedging Agreement will provide for (a) “full two way payments” or (b) payments under the “Second Method” in the event of a termination of the hedging transaction entered into under that Hedging Agreement (whether as a result of a Termination Event or an Event of Default, each as defined in that Hedging Agreement), or (c) any other method the effect of which is that the Defaulting Party or Affected Party under (and as defined in) that Hedging Agreement will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions entered into under that Hedging Agreement is in its favour.

34.4	Termination of Hedging transactions

If, on termination of any hedging transaction under the Hedging Agreements occurring after the commencement of any Acceleration Event, a settlement amount or other amount falls due from a Hedge Counterparty to the Obligor then that amount shall be paid by that Hedge Counterparty to the Security Agent (and, for the avoidance of doubt, the Hedge Counterparty shall be entitled to exercise any netting or set off rights under, and in accordance with, the Hedging Agreements prior to payment of any such amounts to the Security Agent), treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

34.5	Hedge Counterparties: permitted enforcement

The Hedge Counterparties shall not take any enforcement action at any time except that they may terminate or close out any hedging transaction under the Hedging Agreements prior to its stated maturity (and shall notify the Agent if they do so) if:

(a)	an Acceleration Event or the enforcement of any Transaction Security has occurred;

(b)	an Illegality or Tax Event or a Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement or 2002 ISDA Master Agreement) has occurred in respect of any Hedging Agreement or if an Obligor does not pay within any applicable grace period any amount payable under and pursuant to any Hedging Agreement at the place and in the currency in which it is expressed to be payable;

(c)	if a Hedging Force Majeure has occurred in respect of that Hedging Agreement;

(d)	if a Change of Control has occurred;

(e)	an Event of Default has occurred as a result of a breach of any of Clauses 28.6 (Insolvency) and 28.7 (Insolvency proceedings) of this Agreement; or

(f)	the consent of the Majority Lenders is obtained.

34.6	Hedge Counterparties: required enforcement

The Hedge Counterparties shall promptly terminate or close out any hedging transaction under the Hedging Agreements prior to its stated maturity following the occurrence of an Acceleration Event and the delivery of a notice from the Security Agent (acting on the instructions of the Majority Lenders) instructing it to do so.

34.7	Change of Hedge Counterparty

A Hedge Counterparty may assign any of its rights and benefits or transfer by novation any of its rights, benefits and obligations in respect of the Hedging Agreement to which it is a party if the conditions set out in Clause 34.1 (Identity of Hedge Counterparties) have been satisfied and any assignee or transferee has executed and delivered to the Security Agent a Hedging Accession Undertaking.

34.8	Hedging Accession Undertaking

With effect from the date of acceptance by the Security Agent and, if appropriate, the Agent of a Hedging Accession Undertaking (which shall in each case be accepted as soon as reasonably practicable after receipt by it of a duly completed Hedging Accession Undertaking) or if later the date specified in that Hedging Accession Undertaking as from that date, the replacement or new Hedge Counterparty shall assume the same obligations and become entitled to the same rights, as if it had been an original party to this Agreement.

35.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim or credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

36.	SHARING AMONG THE FINANCE PARTIES

36.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 37 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 37 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 37.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

36.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 37.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

36.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 36.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

36.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

36.5	Exceptions

(a)	This Clause 36 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

36.6	Ancillary Lenders

(a)	This Clause 36 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.15 (Acceleration).

(b)	Following service of notice under Clause 28.15 (Acceleration), this Clause 36 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

SECTION 11

ADMINISTRATION

37.	PAYMENT MECHANICS

37.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

37.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 37.3 (Distributions to an Obligor) and Clause 37.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

37.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 38 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

37.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Parent of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

37.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 37.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 37.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 37.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

37.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, any Issuing Bank or the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

37.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

37.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

37.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

37.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

37.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 37.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

38.	SET-OFF

(a)	A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

39.	NOTICES

39.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

39.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Company, that identified with its name below;

(b)	in the case of each Lender, any Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

39.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 39.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 39.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

39.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 39.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

39.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

39.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

39.7	Use of websites

(a)	The Parent may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall at its own cost comply with any such request within ten Business Days.

39.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

40.	CALCULATIONS AND CERTIFICATES

40.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

40.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

40.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

41.	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

42.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance

Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

43.	AMENDMENTS AND WAIVERS

43.1	Required consents

(a)	Subject to Clause 43.2 (All Lender matters) and Clause 43.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43.

(c)	Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 32.7 (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 43 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

43.2	All Lender matters

Subject to Clause 43.3 (Other exceptions) and Clause 43.4 (Structural Adjustment), an amendment, waiver or (in the case of a Transaction Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing:

(a)	the definition of “Majority Lenders” or “Super Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension to the date of payment of any amount (other than costs and expenses) under the Finance Documents other than any amount payable pursuant to Clause 12 (Mandatory Prepayment and Cancellation) (except for amounts payable pursuant to Clause 12.1 (Change of control));

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable other than any amount payable pursuant to Clause 12 (Mandatory prepayment on cancellation) (except for amounts payable pursuant to Clause 12.1 (Change of Control));

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	other than pursuant to Clause 2.2 (Increase) and Clause 43.4 (Structural Adjustment), an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 31 (Changes to the Obligors);

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 12.1 (Change of Control), Clause 13.10 (Application of prepayments), Clause 29 (Changes to the Lenders), this Clause 43, Clause 46 (Governing Law) or Clause 47.1 (Jurisdiction of English courts); or

(i)	(other than as expressly permitted by the provisions of any Finance Document) the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale or disposal of an asset (or a sale of disposal of shares in an entity that owns the asset) which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document), shall not be made, or given, without the prior consent of all the Lenders.

43.3	Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of the Agent, the Arranger, any Issuing Bank, the Security Agent, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, that Issuing Bank, the Security Agent, that Ancillary Lender or, as the case may be, that Hedge Counterparty (and where such amendment or waiver relates only to their rights or obligations, it shall not require the consent of anyone other than that Finance Party or Hedge Counterparty).

(b)	Any amendment or waiver (other than an amendment or waiver to which Clause 43.4 (Structural Adjustment) applies or would, but for this paragraph (b), apply) which:

(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 43 but as if references in this Clause 43 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

43.4	Structural Adjustment

(a)	In this Agreement:

(i)	“Adjustment” means:

(A)	the introduction of a New Tranche into the Finance Documents;

(B)	an increase in any Existing Tranche; or

(C)	an extension of the Availability Period applicable to the Revolving Facility.

(ii)	“Consequential Amendment” means, in relation to a Major Structural Adjustment, a Minor Structural Adjustment or a Payables Reduction, any amendment, waiver or consent (including any Security Adjustment) of, or in relation to, any Finance Document consequential on, or required to implement or reflect, that Major Structural Adjustment, Minor Structural Adjustment or Payables Reduction.

(iii)	“Existing Tranche” means any Commitment in respect of, and any Loan made under, an existing Facility.

(iv)	“Facilities Amount” means at any time, the then aggregate (without double counting) of the amount in the Base Currency (as determined by the Agent by reference to the Agent’s Spot Rate of Exchange) of:

(A)	the amounts borrowed and not repaid or prepaid; and

(B)	the committed financial accommodation available (or potentially available),

under the Finance Documents.

(v)	“Facilities Increase” means, in relation to an Adjustment, the extent to which the Facilities Amount immediately after that Adjustment would (as a result of that Adjustment and after taking account of any repayment of any Utilisation, or any cancellation of any Commitment, to be effected at the same time as, or immediately following that Adjustment) exceed the Facilities Amount immediately before that Adjustment.

(vi)	“Major Structural Adjustment” means an amendment, waiver or consent that is not a Minor Structural Adjustment and that results in, or is intended to result in:

(A)	an Adjustment where:

(1)	the amount of any Facilities Increase does not exceed the Permitted Maximum; and

(2)	the indebtedness in respect of any New Tranche introduced into the Finance Documents ranks pari passu with the indebtedness in respect of the Facilities; or

(B)	the transfer of an Existing Tranche (or any participation in an Existing Tranche) into any New Tranche described in paragraph (A) above.

(vii)	“Minor Structural Adjustment” means an amendment, waiver or consent that results in, or is intended to result in:

(A)	the introduction of a New Tranche into the Finance Documents where the indebtedness in respect of that New Tranche ranks junior to the indebtedness in respect of the Facilities;

(B)	an Adjustment which would not result in a Facilities Increase in excess of EUR 100,000,000 or a change in currency of an Existing Tranche or of any amount payable under any Finance Document and where the indebtedness in respect of any New Tranche introduced pursuant to that Adjustment ranks pari passu with, or junior to, the indebtedness in respect of the Facilities; or

(C)	the transfer of an Existing Tranche (or any participation in an Existing Tranche) into any New Tranche introduced pursuant to paragraph (A) above where each Lender which has an Existing Tranche (or a participation in that Existing Tranche) has the opportunity (but not the obligation) to transfer that Existing Tranche (or that participation) into that New Tranche.

(viii)	“New Tranche” means any additional tranche, loan, facility or commitment.

(ix)	“Payables Reduction” means an amendment, waiver or consent that results in, or is intended to result in:

(A)	an extension to the date of payment of any amount under the Finance Documents; or

(B)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable.

(x)	“Permitted Maximum” means, in relation to any Major Structural Adjustment, 10% of the Facilities Amount immediately prior to that Major Structural Adjustment

(xi)	“Security Adjustment” means any amendment, waiver or consent which:

(A)	results in changes to, the taking of, or the release coupled with the immediate retaking of, any Transaction Security or any guarantee and indemnity granted under Clause 23 (Guarantee and Indemnity); and

(B)	would not have a material adverse effect on the Secured Parties provided that the release coupled with the immediate retaking of any Transaction Security or any such guarantee and indemnity (and the restarting of any related period during which Security, or any guarantee and indemnity, is capable of being avoided by virtue of any bankruptcy, insolvency, liquidation or similar laws), shall not, in itself, constitute such a material adverse effect.

(b)	If any amendment, waiver or consent is a Major Structural Adjustment, Minor Structural Adjustment or Payables Reduction (or, in each case, a Consequential Amendment relating to it) and would otherwise require the prior consent of all the Lenders pursuant to Clause 43.2 (All Lender matters), that amendment, waiver or consent may be made with the consent of the Parent and:

(i)	in the case of a Major Structural Adjustment (or a Consequential Amendment relating to it):

(A)	each Lender that assumes a New Tranche or an increased Existing Tranche, whose Existing Tranche (or participation) is being transferred, whose Commitment is subject to an extended Availability Period or that has an Existing Tranche (or participation), or is owed any amount, which is subject, in each case, to a change in currency; and

(B)	the Super Majority Lenders;

(ii)	in the case of a Minor Structural Adjustment (or a Consequential Amendment relating to it):

(A)	each Lender that assumes a New Tranche or an increased Existing Tranche, whose Existing Tranche (or participation) is being transferred or whose Commitment is subject to an extended Availability Period; and

(B)	the Majority Lenders; or

(iii)	in the case of a Payables Reduction (or a Consequential Amendment relating to it):

(A)	each Lender to whom any amount is owing in respect of which the date of payment is being extended or which is being reduced or whose Margin, fee or commission is being reduced; and

(B)	the Majority Lenders.

43.5	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made, (unless, in either case, the Parent and the Agent agree to a longer time period in relation to any request):

(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

43.6	Replacement of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs), Clause 18.2 (Tax gross-up) or Clause 18.3 (Tax indemnity) to any Lender, then the Parent may, on 5 Business Days’ prior written notice to the Agent and such Lender:

(A)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, which is acceptable (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(B)	prepay such Lender using the proceeds from any New Shareholder Injections.

(b)	The replacement of a Lender pursuant to this Clause 43.6 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 90 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall the Lender replaced under this Clause 43.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

(d)	In the event that:

(i)	the Parent or the Agent (at the request of the Parent) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders or the Super Majority Lenders; and

(iii)	Lenders whose Commitments aggregate either:

(A)	in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 80 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80 per cent. of the Total Commitments prior to that reduction); or

(B)

in the case of a consent, waiver or amendment requiring the approval of the Super Majority Lenders, more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

43.7	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Majority Lenders or the Super Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (a)(i) and (a)(ii) above.

(b)	For the purposes of this Clause 43.7, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

43.8	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer (or the Agent, on behalf of such Lender) pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer (or the Agent, on behalf of such Lender) pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of the undrawn Revolving Facility Commitment of the Lender; or

(iii)	require such Lender to (and, to the extent permitted by law, such Lender shall) transfer (or the Agent, on behalf of such Lender) pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, which is acceptable (in the case of any transfer of a Revolving Facility Commitment) to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Parent and which does not exceed the amount described in sub-paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 43.8 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

44.	CONFIDENTIALITY

44.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph ((c)) of Clause 32.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Parent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

44.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 46 (Governing Law);

(vi)	the names of the Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (a)(xiii) above; and

(xv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Parent represents that none of the information set out in paragraphs (i) to (xv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

44.4	Entire agreement

This Clause 44 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44.

44.7	Continuing obligations

The obligations in this Clause 44 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

45.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

46.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47.	ENFORCEMENT

47.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement, the Syndication Letter, the Hedging Letter and the Fee Letters (the “Documents”) (including a dispute relating to the existence, validity or termination of the Documents or any non-contractual obligation arising out of or in connection with the Documents) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This paragraph (c) is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Parent (on behalf of all the Obligors) must immediately (and in any event within 5 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

THE PARENT

ACORN B.V.

By:

Address:	Oudeweg 147, 2031 Haarlem The Netherlands

Fax:	+31 23 2302 882

THE COMPANY

OAK LEAF B.V.

By:

Address:	Oudeweg 147, 2031 Haarlem The Netherlands

Fax:	+31 23 2302 882

THE ARRANGERS

BANC OF AMERICA SECURITIES LIMITED

By:

Address:

Fax:

Attention:

CITIGROUP GLOBAL MARKETS LIMITED

By:

Address:

Fax:

Attention:

SIGNATURES

THE PARENT

ACORN B.V.

By:

Address:

Fax:

THE COMPANY

OAK LEAF B.V.

By:

Address:

Fax:

THE ARRANGERS

BANC OF AMERICA SECURITIES LIMITED

By:		ACI MD

Address:	2 KING EDWARD STREET, LONDON, EC1A 1HQ

Fax:	+ 44 20 7174 6442

Attention:	MOHAMED TOBY ALI

CITIGROUP GLOBAL MARKETS LIMITED

By:

Address:

Fax:

Attention:

SIGNATURES

THE PARENT

ACORN B.V.

By:

Address:

Fax:

THE COMPANY

OAK LEAF B.V.

By:

Address:

Fax:

THE ARRANGERS

BANC OF AMERICA SECURITIES LIMITED

By:

Address:

Fax:

Attention:

CITIGROUP GLOBAL MARKETS LIMITED

By:	Paul Gibbs Director

Address:	CITIGROUP CENTRE, CANADA SQUARE, CANARY WHARF, LONDON, E14 5LB, UK

Fax:	+44 (0) 207 986 8295

Attention:	JESSICA MORRIS

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL, LONDON BRANCH)

By:
G.A. DE HAAN Associate
Address:
Fax:
Attention:

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Address:

Fax:

Attention:

THE AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:
G.A. DE HAAN Associate
Address:
Fax:
Attention:

THE SECURITY AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:
G.A. DE HAAN Associate
Address:
Fax:
Attention:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL, LONDON BRANCH)

By:

Address:

Fax:

Attention:

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:

Address:	25 Cabot Square E14 4QA LONDON, ENGLAND

Fax:	00 44 207 425 8990

Attention:

THE AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:

Address:

Fax:

Attention:

THE SECURITY AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:

Address:

Fax:

Attention:

THE ORIGINAL LENDERS

BANK OF AMERICA, N.A.

By:

Address:	2 KING EDWARD STREET, LONDON, EC1A 1HQ.

Fax:	+ 44 20 7174 6442

Attention:	CHARLES WICKHAM

CITIBANK, N.A., LONDON BRANCH

By:

Address:

Fax:

Attention:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:

Address:

Fax:

Attention:

MORGAN STANLEY BANK, N.A.

By:

Address:

Fax:

Attention:

THE ORIGINAL LENDERS

BANK OF AMERICA, N.A.

By:

Address:

Fax:

Attention:

CITIBANK, N.A., LONDON BRANCH

By:	Paul Gibbs Director

Address:	CITIGROUP CENTRE, CANADA SQUARE, CANARY WHARF, LONDON, E14 5LB, UK

Fax:	+44 (0) 207 986 8295

Attention:	JESSICA MORRIS

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:

Address:

Fax:

Attention:

MORGAN STANLEY BANK, N.A.

By:

Address:

Fax:

Attention:

THE ORIGINAL LENDERS

BANK OF AMERICA, N.A.

By:

Address:

Fax:

Attention:

CITIBANK, N.A., LONDON BRANCH

By:

Address:

Fax:

Attention:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:
G.A. DE HAAN Associate
Address:
Fax:
Attention:

MORGAN STANLEY BANK, N.A.

By:

Address:

Fax:

Attention:

THE ORIGINAL LENDERS

BANK OF AMERICA, N.A.

By:

Address:

Fax:

Attention:

CITIBANK, N.A., LONDON BRANCH

By:

Address:

Fax:

Attention:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL)

By:

Address:

Fax:

Attention:

MORGAN STANLEY BANK, N.A.

By:	James Bonetti

Address:	1585 Broadway, NY, NY 10036

Fax:	212-507-5151

Attention:

MORGAN STANLEY SENIOR FUNDING, INC

By:	James Bonetti

Address:	1585 Broadway, NY, NY 10036

Fax:	212-507-5151

Attention: